Exhibit (b)(6)

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”), dated as of March 23, 2012, is entered into among SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined below, other than the Acquired Company and its Subsidiaries), each of the Investors (as defined below) party hereto, and COHEN & GRIGSBY, P.C., in the capacity of escrow agent hereunder (the “Escrow Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Note Purchase Agreement.

RECITALS

WHEREAS, the Borrower, Salient Solutions, Inc., a Delaware corporation (the “Parent”) and certain subsidiaries of the Parent (other than the Borrower) (the Parent and such subsidiaries, collectively the “Guarantors” and, together with the Borrower, the “Credit Parties”), and the investors party thereto (the “Investors”) intend to enter into a Note Purchase Agreement in the form attached hereto as Exhibit A (together with all exhibits and schedules attached thereto, the “Note Purchase Agreement”) on the Escrow Release Date (as defined below);

WHEREAS, in connection with the Note Purchase Agreement, on the Escrow Release Date, the Credit Parties and the Investors intend to enter into the Transaction Documents attached hereto as Exhibit B (together with all exhibits and schedules attached thereto, the “Ancillary Documents”);

WHEREAS, in connection with the Note Purchase Agreement, on the Escrow Release Date, the Credit Parties intend to deliver the certificates and other documents attached hereto as Exhibit C (the “Deliverables”; and, together with the Note Purchase Agreement, the Ancillary Documents and the documents attached hereto as Exhibits D-1 and D-2, Exhibit E, Exhibit F, and, when delivered in accordance herewith, Exhibit G, the “Escrow Documents”) to the Investors;

WHEREAS, in order to facilitate the closing of the Note Purchase Agreement and the other Escrow Documents and the purchase and sale of the Notes thereunder on the Escrow Release Date, the parties hereto have agreed to establish an escrow arrangement by entering into this Escrow Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and in the Note Purchase Agreement, the parties hereto agree as follows:

AGREEMENT

SECTION 1.           Submission of Escrow Documents and Signature Pages.

(a)           Each of the Credit Parties and the Investors have submitted the Escrow Documents and their signature pages (as such may be updated pursuant to Section 1(b) below, the “Signature Pages”) to the applicable Escrow Documents to the Escrow Agent as of the date hereof.  Each party hereto hereby acknowledges and agrees that each Escrow Document and Signature Page thereto delivered by it to the Escrow Agent cannot be released from escrow, or withdrawn or revoked, except in accordance with the terms of this Escrow Agreement.

(b)           The Credit Parties and the Investors agree that (a) to the extent any Credit Party forms or acquires any subsidiaries after the date hereof which would be required by Section 5.10 of the Note Purchase Agreement to become a Guarantor under the Note Purchase Agreement pursuant to the terms thereof, the Credit Parties shall cause such subsidiary to become a Guarantor on the Closing Date, shall deliver updated signature pages to the Note Purchase Agreement to reflect such changes and shall cause such subsidiary to become a party to this Escrow Agreement pursuant to joinder documentation reasonably acceptable to the Required Investors, and (b) an Investor may become a party to this Escrow Agreement after the date hereof provided that such Investor must (i) become party to this Escrow Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Required Investors, (ii) deliver to the Escrow Agent a Signature Page to the Note Purchase Agreement, and (iii) agree in writing with the other Investors and the Borrower to a replacement Schedule 2.1 to the Note Purchase Agreement, a copy of which shall be delivered to the Escrow Agent and inserted by the Escrow Agent in the Escrow Documents in full substitution and replacement of the existing Schedule 2.1 of the Note Purchase Agreement.

SECTION 2.           Release of Signature Pages and Closing.

Upon the satisfaction of the Escrow Release Conditions (as defined below) prior to 11:00 A.M. on a Business Day, and subject to clause (c) of this Section 2 and Section 3, on such Business Day that the Escrow Release Conditions are satisfied, (the “Escrow Release Date”) the Credit Parties and the Investors hereby irrevocably authorize and instruct the Escrow Agent to, without further consent, automatically (a) release the Escrow Documents and the Signature Pages from escrow and attach the Signature Pages to the applicable Escrow Documents, whereupon the Note Purchase Agreement and the other Transaction Documents shall be deemed closed and shall become effective in accordance with its terms as of the Escrow Release Date, (b) date the Escrow Documents the Escrow Release Date (which shall be deemed to be the Closing Date) and to otherwise complete blanks in the Escrow Documents consistent with the Escrow Release Date, and (c) deliver copies of the signed and dated Escrow Documents to the Credit Parties and the Investors.  For the avoidance of doubt, it is understood and agreed that (a) prior to the Closing Date, the Escrow Documents shall not be modified from the version attached hereto (other than to reflect the Closing Date and other dates as set forth above, any addition of any Guarantor or Investor as set forth in Section 1(b) of this Escrow Agreement, or, if applicable, to conform all definitions of and references to the Equity Documents to reflect the dates that such are actually executed and delivered by the parties thereto if other than the Escrow Release Date) without the written consent of the Credit Parties and the Investors, (b) other than the Escrow Release Conditions and subject to the release from escrow of the Escrow Documents as provided above, the conditions precedent set forth in Section 4.1  have been satisfied as of the date hereof, and (c) if the Escrow Release Conditions are satisfied after 11:00 A.M. on a Business Day, the Escrow Release Date shall be deemed to be the following Business Day.  For purposes hereof, “Escrow Release Conditions” means each of the following conditions precedent set forth in Section 4.1 of the Note Purchase Agreement:

(a)           Section 4.1(a)(iii) (which condition will be deemed satisfied upon receipt by the Escrow Agent of a fully executed copy of the Subordination Agreement in the form of that attached hereto as Exhibit F);

(b)           Section 4.1(b) (which condition will be deemed satisfied upon receipt by the Escrow Agent of resolutions passed by the board of directors of ATS Corporation and Advanced Technology Systems, Inc. in substantially the forms attached hereto as Exhibits D-1 and D-2, respectively);

(c)           Section 4.1(c) (which condition will be deemed satisfied upon receipt by the Escrow Agent of an executed legal opinion of Morrison & Foerster LLP in substantially the form attached hereto as Exhibit E hereto);

(d)           Section 4.1(d) (which condition will be deemed satisfied upon receipt by the Escrow Agent of an executed certificate of the Acquired Company and its Subsidiaries in substantially the form attached hereto as Exhibit G hereto);

(e)           Section 4.1(e) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Investors);

(f)            Section 4.1(h) (which condition will be deemed satisfied upon receipt by the Escrow Agent of resolutions passed by the board of directors of ATS Corporation and Advanced Technology Systems, Inc. in substantially the forms attached hereto as Exhibits D-1 and D-2, respectively);

(g)           Payment all of the outstanding obligations under that certain Credit Agreement dated as of June 28, 2010 by and among the Borrower, the Parent, the other guarantors set forth therein, the lenders set forth therein and SunTrust Bank, as administrative agent (the “Existing Credit Agreement”), the contemporaneous termination of the Existing Credit Agreement and payment of all other Indebtedness required to be paid pursuant to Section 4.1(i) of the Note Purchase Agreement, which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Investors;

(h)           Section 4.1(m) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Investors);

(i)            Section 4.1(o) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Investors);

(j)            Section 4.1(q) (which condition will be deemed satisfied upon receipt by the Escrow Agent of (A) confirmation from the Investors that the Borrower has received proceeds from the Senior Debt upon the terms set forth in the Senior Debt Documents and (B) fully executed copies of the Senior Debt Documents, in substantially the form attached hereto as Exhibit F, certified by an officer of the Borrower as true and complete);

(k)           Section 4.1(r) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Investors); and

(l)            as of the Escrow Release Date, the Investors (in their reasonable discretion) shall have determined that no material and adverse change shall have occurred in respect of the Disclosed Litigation since February 17, 2012 (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Investors).

SECTION 3.           Termination of Escrow.

The escrow arrangements set forth herein shall terminate and the Escrow Documents and Signature Pages shall be deemed to have been revoked (the “Escrow Termination Date”) upon the earlier of:

(a)           5:00 p.m. on April 4, 2012 if the Escrow Release Conditions have not been satisfied on or prior to such time;

(b)           the Investors’ reasonable determination that there exists or has occurred since the date hereof any event, circumstance or condition which would constitute a Default or an Event of Default (as defined in the Note Purchase Agreement) (other than with respect to the incurrence by the Credit Parties of Indebtedness owing pursuant to Existing Credit Agreement, and Liens in connection therewith); and

(c)           the Investors’ reasonable determination that any representation or warranty made hereunder is false.

For the avoidance of doubt, the Transaction Documents shall not be in effect on and after the Escrow Termination Date.

SECTION 4.           General Provisions concerning the Escrow Agent.

(a)           Duties.  The duties and responsibilities of the Escrow Agent will be limited to those expressly set forth in this Escrow Agreement and such duties shall be deemed purely ministerial in nature. The Escrow Agent will only release the Signature Pages pursuant to Section 2 above upon satisfaction of the Escrow Release Conditions in accordance with Section 2 above. The Escrow Agent will not be subject to, nor obligated to recognize, any provision of any other agreement between, or direction or instruction of, any or all of the parties to this Escrow Agreement.

(b)           Reliance on Orders.  If delivery of the Signature Pages are stayed or enjoined by any court order, or in case any order, judgment or decree is made or entered by any court affecting the Signature Pages, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel, or otherwise believes in good faith, is binding upon it.  If the Escrow Agent complies with any such order, writ, judgment or decree, it will not be liable to any of the other parties to this Escrow Agreement or to any other person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c)           Limitation on Liability.  The Escrow Agent will not be liable for any act taken or not taken by it under this Escrow Agreement in the absence of its gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment.  The Escrow Agent will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles and electronic transmissions thereof).  The Escrow Agent shall not be responsible for any failure of any of the other parties hereto to perform in accordance with the terms hereof.

(d)           Conflicting Demands.  In the event of any dispute among the parties hereto regarding the duties of the Escrow Agent under this Escrow Agreement, the parties hereto agree that the Escrow Agent shall not be required to take any action until: (i) such action is agreed to in writing by the parties hereto or (ii) the issuance of a final court order by a court of competent jurisdiction directing the Escrow Agent with respect to the action which is the subject of the dispute.

(e)           Indemnification.  The Credit Parties hereby agree, jointly and severally, to indemnify the Escrow Agent for, and to defend and hold the Escrow Agent harmless against, any loss, liability or expense arising out of or in connection with the Escrow Agent’s entering into this Escrow Agreement and carrying out the Escrow Agent’s duties hereunder, including reasonable and documented costs and expenses of defending the Escrow Agent against any claim of liability with respect thereto; provided the loss, liability or expense is not due to the gross negligence or willful misconduct on the part of the Escrow Agent as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment.  The Escrow Agent may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith or in accordance with the opinion of such counsel.  The provisions of this section shall survive the termination of this Escrow Agreement or removal of the Escrow Agent.

SECTION 5.           General Provisions concerning the Investors.  Each Investor shall be permitted to rely on such information as it deems reasonable to determine if the Escrow Release Conditions set forth in Section 2 hereof where its confirmation is required for the Escrow Release Condition to be satisfied have been satisfied and inform the Escrow Agent thereof.  No Investor shall be liable to the Credit Parties for any action taken or not taken hereunder, in the absence of its gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment.  The provisions of Article VIII of the Note Purchase Agreement shall inure to the benefit of the Investors as if fully set forth herein and effective from the date hereof and as if each reference therein to the Transaction Documents included a reference to this Escrow Agreement.

SECTION 6.           Representations and Warranties.  Each Credit Party hereby represents and warrants to the Investors that the representations and warranties made by such Credit Party in the Note Purchase Agreement or in any certificate furnished by such Credit Party at any time on or prior to the date hereof under or in connection therewith are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof.

SECTION 7.           Miscellaneous.

(a) All notices or other communications to any party hereunder shall be in writing and shall be given to the addresses set forth or referred to in the Note Purchase Agreement.

(b) This Escrow Agreement and any claims, controversy or dispute arising out of or relating to this Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding and choice of law principles of the law of such Commonwealth that would require the application of the laws of any other jurisdiction.

(c) This Escrow Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d) This Escrow Agreement may not be modified, amended or replaced, except by written agreement signed by each of the parties hereto.

(e) The terms of Sections 9.1 and 9.5 of the Note Purchase Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to those terms.

(f) The provisions of this Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that a Credit Party may not assign or otherwise transfer any of its rights under this Escrow Agreement without the prior written consent of the Investors.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	SALIENT FEDERAL SOLUTIONS, INC.,
a Delaware corporation

	By:	/s/ Thomas E. Dunn
Name: Thomas E. Dunn
Title: CFO

GUARANTORS:	SALIENT SOLUTIONS, INC., a Delaware corporation
	By:	/s/ Thomas E. Dunn
	Name:	Thomas E. Dunn
	Title:	CFO

SALIENT FEDERAL-SGIS, INC. (f/k/a Skillstorm, Inc.), a California corporation
	By:	/s/ Thomas E. Dunn
	Name:	Thomas E. Dunn
	Title:	CFO

COMMAND INFORMATION, INC., a Delaware corporation
	By:	/s/ Thomas E. Dunn
	Name:	Thomas E. Dunn
	Title:	CFO

DIGITAL FOCUS, INC., a Delaware corporation
	By:	/s/ Thomas E. Dunn
	Name:	Thomas E. Dunn
	Title:	CFO

ANVICOM, INC., a Maryland corporation
	By:	/s/ Thomas E. Dunn
	Name:	Thomas E. Dunn
	Title:	CFO

INVESTOR:	PNC CAPITAL FINANCE, LLC

By: Its PNC Mezzanine Capital Division

	By:	/s/ Robert M. Marsh
Name: Robert M. Marsh
Title: Managing Director

ESCROW AGENT:	COHEN & GRIGSBY, P.C.

	By:	/s/ Jeff Peters
Name: Jeff Peters
Title: Director

$12,250,000

NOTE PURCHASE AGREEMENT

among

SALIENT FEDERAL SOLUTIONS, INC.

as Borrower,

SALIENT SOLUTIONS, INC.,

and

THE DOMESTIC SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

PNC CAPITAL FINANCE, LLC

as an Investor,

and

THE OTHER INVESTORS PARTY HERETO FROM TIME TO TIME,

Dated as of
[                  ], 2012

i

Schedules
Schedule 1.1(a)	Investments
Schedule 1.1(b)	Liens
Schedule 2.1	Allocation of Notes
Schedule 2.2	Fees
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.6	Transaction-Related Litigation
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property Rights
Schedule 3.22	Labor Matters
Schedule 3.24	Material Contracts
Schedule 6.1(b)	Indebtedness
Schedule 9.2	Notices

Exhibits

Exhibit 1.1(a)	Form of Joinder Agreement
Exhibit 1.1(b)	Form of Note
Exhibit 1.1(c)	Form of Permitted Acquisition Certificate
Exhibit 4.1(b)	Form of Officer’s Certificate
Exhibit 4.1(c)	Form of Legal Opinion of Morrison & Foerster LLP
Exhibit 4.1(g)	Form of Solvency Certificate
Exhibit 4.1(k)	Form of Financial Condition Certificate
Exhibit 4.1(l)	Form of Patriot Act Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate

THIS AGREEMENT IS SUBJECT TO THE SUBORDINATION AND INTERCREDITOR AGREEMENT OF EVEN DATE HEREWITH AMONG PNC CAPITAL FINANCE, LLC AND CITIZENS BANK OF PENNSYLVANIA, AS ACKNOWLEDGED BY CERTAIN OBLIGOR PARTIES, WHICH, AMONG OTHER THINGS, CONTAINS PROVISIONS SUBORDINATING THE OBLIGATIONS OF THE BORROWER TO THE INVESTORS TO BORROWER’S OBLIGATIONS TO THE HOLDERS OF THE SENIOR DEBT (AS DEFINED IN SAID AGREEMENT), TO WHICH PROVISIONS THE INVESTORS, BY ACCEPTANCE HEREOF, AGREE.

NOTE PURCHASE AGREEMENT, dated as of [              ], 2012, among SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation (the “Borrower”), SALIENT SOLUTIONS, INC., a Delaware corporation (the “Parent”), each of those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”) and the Investors (as hereinafter defined) listed on the signature page hereof (together with such Persons who may become Investors hereunder from time to time, each an “Investor” and collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, the Borrower desires to sell certain of its senior subordinated promissory notes, in the aggregate original principal amount of $12,250,000, to the Investors, as more particularly described herein; and

WHEREAS, the Investors have agreed to purchase such notes from the Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties, intending to be legally bound,  hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Acquired Company” shall mean ATS Corporation, a Delaware corporation and its Subsidiaries.

“Acquisition” shall mean the acquisition by the Acquisition Subsidiary of not less than 90% of the outstanding Equity Interests of the Acquired Company by means of the Tender Offer pursuant to the Merger Agreement.

“Acquisition Documents” shall mean (a) that certain Agreement and Plan of Merger by and among the Borrower, Acquisition Subsidiary and ATS Corporation dated as of February 21, 2012 (as amended thereafter in a manner that would not be materially adverse to the Investors, or as otherwise approved by the Investors, the “Merger Agreement”) and (b) any other material agreement, document or instrument executed in connection with the foregoing, in each case as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Acquisition Subsidiary” shall mean Atlas Merger Subsidiary, Inc.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Adjusted EBITDA” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, Consolidated EBITDA for such fiscal period minus any amount added back in the calculation of Consolidated EBITDA for the payment of any settlement, judgment or arbitration award payment made with respect to the Disclosed Litigation Obligation.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.  Notwithstanding the foregoing, no Investor shall be deemed an Affiliate of any Credit Party or any Subsidiary of any Credit Party.

“Agreement” or “Note Purchase Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) an Investor, (b) an Affiliate of an Investor, or (c) an entity or an Affiliate of an entity that administers or manages an Investor.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions.  The term “Asset Disposition” shall not include (a) the sale, lease, licensing, transfer or other disposition of assets permitted by Subsections 6.4(a)(i) through (v) or (b) any Equity Issuance (as defined in the Senior Credit Agreement).

“Asset Ratio” means at any time the ratio of (a) the sum of amounts due with respect to Gross Accounts Receivable plus cash and Cash Equivalents to (b) Consolidated Senior Funded Debt.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“Bankruptcy Event of Default” shall mean an Event of Default specified in Section 7.1(f).

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business” shall mean the business operated by the Credit Parties or any of their Subsidiaries.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to close.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Senior Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s, (g) money market accounts subject to Rule 2a-7 of the Exchange Act (“SEC Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (f) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in SEC Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in SEC Rule 2a-7) and (h) shares of any so-called “money market fund,” provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $100,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“Change of Control” shall mean at any time the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the then outstanding Voting Stock of the Parent; (b) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Sponsor or a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; (c) the Parent shall fail, directly or indirectly, to legally and beneficially own 100% of each of (i) the Equity Interests and (ii) the Voting Stock of the Borrower, (d) the Permitted Holders shall fail, directly or indirectly, to legally and beneficially own 51% of the Voting Stock of the Parent and (e) the Sponsor shall fail, directly or indirectly, to legally and beneficially own 25% of the Voting Stock of the Parent.

“Chief Executive Officer” shall mean S. Bradford Antle.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commonly Controlled Entity” shall mean, as of any date of determination, an entity, whether or not incorporated, which is under common control with the Parent or the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Parent or the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Parent and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, all expenditures of the Parent and its Subsidiaries on a Consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures, including, without limitation, Capital Lease Obligations.  The term “Consolidated Capital Expenditures” shall not include (a) the Acquisition and any Permitted Acquisition, (b) capital expenditures in respect of the reinvestment of proceeds from Extraordinary Receipts in accordance with the terms of Section 2.7(b)(vi) of the Senior Credit Agreement, (c) capital expenditures financed with the proceeds of Indebtedness permitted to be incurred under this Agreement or Equity Issuances, or (d) capital expenditures made simultaneously with the trade-in of existing equipment to the extent of the value attributed to the traded-in equipment.

“Consolidated EBITDA” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Parent and its Subsidiaries for such period, (iv) transaction costs and expenses incurred in connection with the Acquisition in an aggregate amount not to exceed $4,000,000 (which such amount shall be evidenced in form and substance reasonably satisfactory to the Required Investors), (v) transaction expenses incurred in connection with any acquisitions completed prior to the Closing Date or any completed Permitted Acquisitions (to the extent actually incurred), in an amount not to exceed $2,000,000 per fiscal year, (vi) transaction expenses incurred in connection with any terminated acquisitions (which would have constituted Permitted Acquisitions), in an amount not to exceed $500,000 per fiscal year, (vii) litigation expenses incurred by the Credit Parties in connection with the Disclosed Litigation in an amount not to exceed $750,000 per fiscal year, (viii) any settlement, judgment or arbitration award payment made with respect to the Disclosed Litigation Obligation to the extent permitted pursuant to Section 6.10(e), in an aggregate amount during the term of this Agreement not to exceed the Disclosed Litigation Obligation Permitted Amount, (ix) Management Fees, out-of-pocket expenses and indemnity payments, in each case, pursuant to the terms and conditions of the Professional Services Agreement, and directors fees, in each case to the extent permitted by Section 6.10 of this Agreement and (x) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses); minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any extraordinary, unusual or non-recurring gains (including gains on sales of assets outside of the ordinary course of business); provided, that, notwithstanding the foregoing, Consolidated EBITDA for each of the fiscal quarters ending on March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011 shall be assumed to be $6,135,000.

“Consolidated Funded Debt” shall mean, as of any date of determination, Funded Debt of the Parent and its Subsidiaries on a Consolidated basis.

“Consolidated Gross Revenues” shall mean total gross revenues of the Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of the Parent and its Subsidiaries on a Consolidated basis net of interest income.

“Consolidated Total Leverage Ratio” shall mean as of the last day of any fiscal quarter of the Borrower, for the Parent and its Subsidiaries on a Consolidated basis, the ratio of (1) Consolidated Funded Debt of the Parent and its Subsidiaries on such date, to (2) Consolidated EBITDA.

“Consolidated Net Income” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, the net income (excluding extraordinary losses and gains and all non-cash income, interest income and tax credits, rebates and other benefits) of the Parent and its Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.

“Consolidated Senior Funded Debt” shall mean, as of any date of determination, Funded Debt of the Parent and its Subsidiaries on a Consolidated basis, excluding Subordinated Debt.

“Consolidated Senior Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, for the Parent and its Subsidiaries on a Consolidated basis, the ratio of (1)  Consolidated Senior Funded Debt of the Parent and its Subsidiaries on such date, to (2) Consolidated EBITDA.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Credit Party” shall mean any of the Borrower or the Guarantors.

“Credit Party Board” shall have the meaning set forth in Section 5.17

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Disclosed Litigation” shall mean that certain threatened litigation previously disclosed to the Investors.

“Disclosed Litigation Obligation” shall mean those certain payment obligations owing by the Credit Parties with respect to any settlement, judgment or arbitration award concerning the Disclosed Litigation.

“Disclosed Litigation Obligation Permitted Amount” shall mean the maximum amount of the Disclosed Litigation Obligation permitted to be paid by the Credit Parties so long as (a) such amount does not exceed 25% of Adjusted EBITDA for the twelve month period preceding the date of such payment, (b) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 (calculated using Consolidated EBITDA, if applicable), (c) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (d) on a Pro Forma Basis, after giving effect to such payment, there shall be at least $10,000,000 of Net Borrowing Availability (as defined in the Senior Credit Agreement).

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Transferee” shall mean (a) an Investor, (b) an Affiliate of an Investor, (c) an Approved Fund and (d)  any other Person (other than a natural person) approved by the Borrower (each such approval not to be unreasonably withheld or delayed); provided that Borrower’s approval shall not be required if (i) an Event of Default has occurred and is continuing, or (ii) if such transfer is necessary or reasonably required in order for an Investor to comply with regulatory requirements.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Documents” shall mean (a) the Unit Purchase Agreement of even date herewith between PNC Capital Finance, LLC and Issuer, and (b) the Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of the Issuer dated as of even date herewith.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean on any date, any Subsidiary of the Parent that has had less than 2% of Consolidated total assets of the Parent and its Subsidiaries and 2% of annual consolidated revenues of the Parent and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 4.1(j) or 5.1(a) prior to such date; provided that at no time shall all Excluded Subsidiaries have in the aggregate Consolidated total assets or annual Consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 4.1(j) or 5.1(a) prior to such time) in excess of 5% of Consolidated total assets or of annual Consolidated revenues, respectively, of the Borrower and its Subsidiaries.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to an Investor or required to be withheld or deducted from a payment to an Investor, (a) Taxes imposed on or measured by the Investor’s net income (however denominated), franchise Taxes imposed on the Investor, and branch profits Taxes imposed on the Investor, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Investor is organized or in which its principal office is located or, if applicable, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Investor pursuant to a law in effect on the date on which (i) such Investor becomes a party hereto or (ii) such Investor changes its principal office or, if applicable, lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Investor’s assignor immediately before such Investor became a party hereto or to such Investor immediately before it changed its principal office or, if applicable, lending office, (c) Taxes attributable to such Investor’s failure to comply with Section 2.7(c) and (e) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period of the Borrower ending on such date, for the Parent and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA minus Consolidated Capital Expenditures, Restricted Payments and income taxes paid or payable in cash during such period, to (b) the sum of Consolidated Interest Expense paid or payable in cash for such period plus Scheduled Funded Debt Payments for such period (including the principal component of payments due on Capital Leases during such period.)  Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for the four fiscal quarter period ending March 31, 2012, (i) Scheduled Funded Debt Payments for each of the fiscal quarters ending on June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012 shall be assumed to be $875,000 and (ii) Consolidated Interest Expense for each of the fiscal quarters ending on June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012 shall be assumed to be $1,650,000.

“Foreign Investor” shall mean (a) if the Borrower is a U.S. Person, an Investor that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, any Investor that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (e), (f), and (g) of such definition).

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Government Contract” shall mean any contract entered into between the Parent, the Borrower or any of their Subsidiaries and the government of the United States of America, or any department, agency, public corporation, or other instrumentality or agent thereof or any state government or any department, agency or instrumentality or agent thereof providing for the sale of products or services to a Governmental Authority.

“Government Contract Capital Lease” means a Capital Lease entered into by a Credit Party for personal property which is subleased by such Credit Party to one or more Governmental Authorities under one or more Government Contracts, to the extent that and for so long as such Governmental Authorities are obligated under the terms of such Government Contracts to make sublease payments with respect to such property in an aggregate amount not less than the payments due from such Credit Party under such Capital Lease.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Accounts Receivable” means Receivables of a Credit Party arising in the ordinary course of business, payable in accordance with reasonably customary trade terms.

“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interest issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is six (6) months after the Maturity Date, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon and (m) all Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean any and all U.S. and foreign intellectual property rights (other than shrink wrap licenses for readily available software), including trade secrets,

Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, all goodwill associated therewith and all rights to sue for infringement thereof.

“Intercompany Debt” shall have the meaning set forth in Section 9.12.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Equity Interest, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“Investor” and “Investors” shall have the meanings set forth in the first paragraph of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer” shall mean Salient Solutions LLC, a Delaware limited liability company.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(a), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Losses” shall have the meaning set forth in Section 9.5(b).

“Management Fees” means those certain management fees payable under the Professional Services Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its material obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Transaction Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Transaction Documents or the rights or remedies of any Investor hereunder or thereunder.

“Material Contract” shall mean (a) any contract or other agreement listed on Schedule 3.24, (b) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries involving monetary liability of or to any such Person in an amount in excess of

(i) for purposes of Article III, $2,500,000 per annum, or (ii) for purposes of Articles V — VII, $2,875,000, (c) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries representing at least (i) for purposes of Article III, $2,500,000 per annum or $10,000,000 of the total Consolidated revenues of the Parent and its Subsidiaries over the life of such Material Contract, or (ii) for purposes of Articles V - VII, $2,875,000 per annum or $11,500,000 of the total Consolidated revenues of the Parent and its Subsidiaries over the life of such Material Contract and (d) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Government Contract” shall mean a Government Contract which is also a Material Contract.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall have the meaning assigned to such term in the Notes.

“Merger Agreement” shall have the meaning set forth in the definition of Acquisition Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Extraordinary Receipt, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Extraordinary Receipt.

“Note” or “Notes” shall mean collectively, separately or individually, as appropriate, the Senior Subordinate Promissory Notes issued by Borrower hereunder in substantially the form of Exhibit 1.1(b), as the same may be amended, restated and/or replaced from time to time.

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Investors, whenever arising, under this Agreement, the Notes or any of the other Transaction Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Observer” shall have the meaning set forth in Section 5.17.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Connection Taxes” shall mean, with respect to any Investor, Taxes imposed as a result of a present or former connection between such Investor and the jurisdiction imposing such Tax (other than connections arising from such Investor having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Note or Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to a transfer of all or any portion of a Note.

“Owned Intellectual Property” shall mean the Intellectual Property owned by the Credit Parties.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to import, manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as:

(i)                                     no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)                                  the Investors shall receive a certificate of a Responsible Officer, with supporting data and calculations, in form and detail reasonably acceptable to the Required Investors, and demonstrating that, after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Consolidated Total Leverage Ratio shall be 0.25 to 1.0 less than the then applicable level set forth in Section 5.9;

(iii)                               the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10;

(iv)                              the Investors shall have received (A) a description of the material terms of such acquisition, (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and at least forty-five (45) days prior to the date of such acquisition, (C) Consolidated projected income statements of the Parent and its Consolidated Subsidiaries (giving effect to such acquisition), (D) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition a certificate substantially in the form of Exhibit 1.1(c), executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement, (E) to the extent prepared, a quality of earnings report for the Target and (F) to the extent prepared, a market analysis report for the Target, in each case in form and substance satisfactory to the Investors;

(v)                                 the Target shall have cumulative earnings before interest, taxes, depreciation and amortization (“Target EBITDA) for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, and the method of and amounts used in such calculation of Target EBITDA shall be approved by the Required Investors, acting reasonably;

(vi)                              such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target;

(vii)                           after giving effect to such acquisition, there shall be at least $10,000,000 of Net Borrowing Availability under and as defined in the Senior Credit Agreement; and

(viii)                        the aggregate consideration (including without limitation earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Parent and its Subsidiaries) paid by the Parent and its Subsidiaries (A) for any individual acquisition (or series of related acquisitions) shall not exceed $57,500,000 and (B) for all acquisitions made during the term of this Agreement shall not exceed $115,000,000.

“Permitted Holders” shall mean (a) Frontenac Company, Neuberger Berman, LLC, Thrivent Investment Management, Inc., PNC Capital Finance, LLC or John Hancock Life Insurance Company or any Person that is, directly or indirectly, an Affiliate or fund controlled or managed thereby, and (b) S. Bradford Antle, Thomas E. Dunn, Thomas E. Lloyd, Ray J. Oleson, William M. Parker, David Deptula, Tim May and Thomas B. Pettit, and their heirs and estates, executors, administrators, trustees or any similar fiduciary acting solely in such capacity.

“Permitted Investments” shall mean:

(a)                                  cash and Cash Equivalents;

(b)                                 Investments existing as of the Closing Date as set forth on Schedule 1.1(a);

(c)                                  receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with reasonably customary trade terms;

(d)                                 Investments in and loans to any Credit Party;

(e)                                  loans and advances to officers, directors and employees in an aggregate amount not to exceed $287,500 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including, to the extent applicable, Sarbanes-Oxley);

(f)                                    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)                                 Investments, acquisitions or transactions permitted under Section 6.4;

(h)                                 the Acquisition;

(i)                                     Permitted Acquisitions; and

(j)                                     cash management services, Hedging Agreements and commercial credit card, purchase card and merchant card services not otherwise prohibited hereunder; and

(k)                                  other Investments in an aggregate amount not to exceed $1,150,000 at any time outstanding.

“Permitted Liens” shall mean:

(a)                                  Liens created by or otherwise existing under or in connection with the Senior Credit Agreement or the other Senior Debt Documents in favor of the Senior Administrative Agent on behalf of any of the lenders thereunder;

(b)                                 Liens in favor of a Bank Product Provider (as defined in the Senior Credit Agreement), or the Senior Administrative Agent acting on its behalf, in connection with a Bank Product (as defined in the Senior Credit Agreement);

(c)                                  Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d)                                 Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(e)                                  statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor;

(f)                                    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $1,150,000;

(g)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)                                 easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)                                     Liens existing on the Closing Date and set forth on Schedule 1.1(b) or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such Liens; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon;

(j)                                     any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(k)                                  Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(l)                                     any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(m)                               restrictions on transfers of securities imposed by applicable Securities Laws;

(n)                                 Liens arising out of judgments or awards not resulting in an Event of Default;

(o)                                 any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(p)                                 assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(q)                                 Liens in favor of the Senior Administrative Agent and/or a Senior Lender (i) to cash collateralize or otherwise secure the obligations of a defaulting Senior Lender to fund risk participations under the Senior Credit Agreement and (ii) created in connection with Cash Collateralized LCs (as defined in the Senior Credit Agreement) pursuant to Section 2.3(k) of the Senior Credit Agreement; and

(r)                                    additional Liens securing Indebtedness that is otherwise permitted under Section 6.1, so long as the value of the assets encumbered thereby does not exceed $1,150,000 in the aggregate.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period ending as of the most recent quarter end preceding the date of such transaction.

“Professional Services Agreement” shall mean that certain Professional Services Agreement, dated as of June 25, 2010, between Sponsor and the Borrower.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Receivables” means all rights to payments for property sold or licensed or for services rendered, whether now owned or hereafter acquired by any Credit Party.

“Related Agreements” shall mean the Acquisition Documents, the Equity Documents, the Professional Services Agreement and the Senior Debt Documents.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Investors” shall mean, as of any date of determination, Investors who hold Notes having an aggregate principal amount which is at least 51% of the aggregate principal amount of all Notes.

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and

(b) all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the binding interpretation or administrative thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not have the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, for any Credit Party, any duly authorized officer thereof and for which the applicable Credit Party has delivered to the Investors an incumbency certificate indicating such officer is a duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation (excluding the “Performance Payment” pursuant to and as defined in the Stock Purchase Agreement dated June 28, 2010, among Borrower, Parent, Salient Federal-SGIS, Inc. (f/k/a Skillstorm, Inc.), Hany Girgis, Summer Girgis, Vince Virga and Joyce Worthington Virga), (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries, (f) the Management Fees, directors fees and any other cash payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Affiliate or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party or such Subsidiary and (g) any payments made to satisfy, in whole or in part, the Disclosed Litigation Obligation.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is named in a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Parent and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Administrative Agent” shall mean Citizens Bank of Pennsylvania as the “Administrative Agent” under the Senior Debt Documents and it successors and assigns in such capacity.

“Senior Credit Agreement” shall mean the Credit Agreement of even date herewith among the Credit Parties, the Senior Administrative Agent and the Senior Lenders, as the same may be amended, restated, amended and restated, modified, supplemented, refinanced or otherwise modified from time to time as permitted by the Subordination Agreement.

“Senior Debt” shall have the meaning set forth in the Subordination Agreement.

“Senior Debt Documents” shall have the meaning set forth in the Subordination Agreement.

“Senior Lenders” shall mean the “Lenders” that are from time to time party to the Senior Credit Agreement.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities (calculated in accordance with applicable bankruptcy laws), of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured (calculated in accordance with applicable bankruptcy laws); (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Representations” shall have the meaning set forth in Section 4.1.

“Specified Equity Contribution” shall have the meaning set forth in Section 5.9(e).

“Specified Equity Contribution Request” shall have the meaning set forth in Section 5.9(e).

“Sponsor” shall mean Frontenac IX Private Capital, L.P. and any other any Person that is, directly or indirectly, an Affiliate or fund controlled or managed by Frontenac Company.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms reasonably acceptable to the Required Investors.

“Subordination Agreement” shall mean that certain subordination agreement dated as of the date hereof by and among the Senior Administrative Agent, PNC Capital Finance, LLC, and the Borrower, as amended, restated, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” shall mean the offer of the Acquisition Subsidiary to purchase all of the outstanding shares of common stock, par value $0.0001 per share and valued at 3.20 per share, of the Acquired Company, net to the seller in cash, without interest and less any required withholding taxes, on the terms and subject to the conditions set forth in the Tender Offer Statement filed with the SEC on February 28, 2012, together with any amendments or supplements thereto filed with the SEC on or before March 28, 2012.

“Trademark Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, domain names, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all renewals thereof.

“Transaction Documents” means this Agreement, the Notes, the Subordination Agreement and all other documents which create, evidence, secure or guaranty the Obligations or are otherwise executed and delivered by any Credit Party or Investor in connection therewith, as the same may be amended or otherwise modified from time to time.

“Transactions” shall mean the closing of this Agreement, the other Transaction Documents, the Senior Debt Documents and the Acquisition Documents and the consummation of the transactions contemplated (hereby and thereby) to occur in connection with such closings (including, without limitation, the initial borrowings under the Senior Debt Documents and the sale of the Notes to the Investors).

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (e) of Section 2.7.

“Voting Stock” shall mean, with respect to any Person, Equity Interest issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2                       Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3                       Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent reviewed or audited, as applicable, Consolidated financial statements of the Borrower delivered to the Investors.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then the Borrower and the Investors agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower and the Required Investors, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

The Borrower shall deliver to each Investor at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall be given pro forma effect as if such transaction had taken place as of the first day of such applicable test period.

The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 or otherwise, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments (including, without limitation, pro forma cost savings) mutually acceptable to the Borrower and the Required Investors, and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Asset Disposition permitted by Section 6.4(a)(vi), (A) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Required Investors and (B) Indebtedness that is repaid with the proceeds of such Asset Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 1.4                       Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5                       Execution of Documents.

Unless otherwise specified, all Transaction Documents and all other certificates to be executed by a Credit Party in connection therewith must be signed by a Responsible Officer.

ARTICLE II

NOTE PURCHASE TERMS

Section 2.1                       Purchase of Notes.

Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Agreement, on the Closing Date the Borrower will issue and sell to the Investors, and the Investors will purchase from the Borrower, the Notes.  The Notes to be purchased by each Investor, and the purchase price therefor, are as set forth on Schedule 2.1.

Section 2.2                       Fees.

Concurrently with the purchase of the Notes, the Borrower will pay to the Investors the fees specified on Schedule 2.2.  At the option of the Investors, such fees may be deducted from the purchase price for the Notes.

Section 2.3                       Investment Representations and Warranties.

Each Investor hereby severally, but not jointly, represents and warrants to the Borrower as follows as of the date hereof and as of the Closing Date:

(a)                                  such Investor is acquiring the Notes for its own account with the present intention of holding such securities for investment purposes and with no intention of selling such securities in violation of applicable Securities Laws;

(b)                                 such Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Notes and the transactions contemplated by the Transaction Documents and the Related Agreements and has had such access to such other information concerning the Credit Parties and their businesses and assets as such Investor may have requested;

(c)                                  such Investor (i) is an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) by reason of its business and financial experience and the business and financial experience of those retained by such Investor to advise it with respect to its investment in the Notes, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its prospective investment in the Notes; and

(d)                                 such Investor is able to bear the economic risk of its investment in the Notes for an indefinite period of time and, at the present time, is able to afford a complete loss of such investment.

Section 2.4                       Payments.

All payments and prepayments in respect of the Obligations are payable at 1:00 o’clock p.m., on the day when due without presentment, demand, protest or notice of any kind (subject to the provisions of Article X), all of which are expressly waived, to the Investors at their addresses set forth on the signature pages hereto (or in accordance with wiring instructions provided by the Investors) in United States dollars and in immediately available funds without setoff, counterclaim or other deduction of any nature.  Whenever any payment to be made in respect of the Obligations is stated to be due on a day which is not a Business Day, such payment will be made on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment.  Each payment will be applied first to any amounts owing under Section 9.5, then to any fees associated with a prepayment of the Notes (as provided in the Notes), then to accrued but unpaid interest on the Notes, and then to the outstanding principal balances of the Notes.

Section 2.5                       Usury.

It is the intent of the Investors and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Investors and the Credit Parties are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Transaction Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Investor shall ever receive anything of value which is characterized as interest on the Obligations pursuant to applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Notes and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Notes.  The right to demand payment of the Notes or any other Indebtedness evidenced by any of the Transaction Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Investors do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Investors with respect to the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Notes so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.6                       Pro Rata Treatment.

All payments made in respect of the Obligations (other than any assignments or other transfers made pursuant to Section 8.2 hereof) are for the pro rata benefit of the Investors in accordance with the outstanding principal balances of the Obligations owed to them, regardless of which Investor receives such payment; provided, that if an Investor has incurred fees and expenses in enforcing any Obligations which benefit all Investors, then such Investor will be entitled to have its fees and expenses reimbursed prior to any amount being disbursed to the Investors in respect of other Obligations.  If an Investor receives more than the amount it is entitled to receive in accordance with the previous sentence, including without limitation any amount received pursuant to the exercise of any right of set-off, then it will hold the excess in trust for the benefit of, and will promptly pay such excess over to, the other Investors.

Section 2.7                       Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any Obligation of the Borrower under any Transaction Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the applicable Investor receives an amount equal to the sum it would have received had no such deductions been made.

(b)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Investors timely reimburse them for the payment of, any Other Taxes.

(c)  Indemnification by the Borrower.  The Borrower shall indemnify each Investor, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Investor and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by an Investor shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to the Investors the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Investors.

(e)  Status of Investors.  (i) Any Investor that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Investor, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Investor is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Investor’s judgment such completion, execution or submission would subject such Investor to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Investor.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Investor that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Investor becomes an Investor under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Investor is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Investor shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Investor becomes an Investor under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(i)  in the case of a Foreign Investor claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)  executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Investor claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Investor is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Investor or are effectively connected but are not includible in the Foreign Investor’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Investor is not the beneficial owner (for example, where the Foreign Investor is a partnership), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Investor is a partnership and one or more beneficial owners of such Foreign Investor are claiming the portfolio interest exemption, such Foreign Investor may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

(C)  any Foreign Investor shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Investor becomes an Investor under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to an Investor under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Investor were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Investor shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Investor has complied with such Investor’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Investor agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7 (including additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)                                 Lending Office.  If any Investor requires the Borrower to pay any Indemnified Taxes or additional amounts to such Investor or any Governmental Authority for the account of such Investor pursuant to Section 2.7, then such Investor shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Investor, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7 in the future and (ii) would not subject such Investor to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Investor.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Investor in connection with any such designation or assignment.

(h)           Survival.  Each party’s obligations under this Section 2.7 shall survive any assignment of rights, or transfer of all or any portion of a Note, by an Investor, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Investors to enter into this Agreement and to purchase the Notes as provided herein, the Credit Parties hereby represent and warrant to each Investor that:

Section 3.1        Financial Condition.

(a)           (i) The audited Consolidated financial statements of (A) the Acquired Company and its Subsidiaries, and (B) the Parent and its Consolidated Subsidiaries, in each case for the fiscal years ended 2010 and 2009, including related Consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited Consolidated financial statements of the Acquired Company and its Subsidiaries for the year-to-date period ending on the last day of the fiscal quarter that ended at least twenty (20) days prior to the Closing Date, including the related Consolidated of income or operations, equity and cash flows for the year-to-date period ending on such date, and (iii) the unaudited year to date consolidating balance sheet of the Parent and its Subsidiaries, including the actual balance sheet of the Acquired Company and estimating the effect of the Acquisition, as of December 31, 2011 and the related consolidating statements of operations required to calculate EBITDA for the Parent and its Subsidiaries for such period, to include the actual results of the Acquired Company through December 31, 2011:

(A)          were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(B)           fairly present in all material respects the financial condition of the Parent and its Subsidiaries, as applicable, as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby.

(b)           The projections of the Parent and its Subsidiaries through the fiscal year ending December 31, 2016 delivered to the Investors on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions as of the date delivered and taking into account the Transactions.

Section 3.2        No Material Adverse Effect.

Since December 31, 2010, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3        Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which the Credit Parties are organized and qualified to do business are described on Schedule 3.3.

Section 3.4        Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Transaction Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Transaction Documents to which it is party.  Each Transaction Document to which it is a party has been duly executed and delivered on behalf of each Credit Party.  Each Transaction Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5        No Legal Bar; No Default.

The execution, delivery and performance by each Credit Party of the Transaction Documents to which such Credit Party is a party, the sale of Notes thereunder and the use of the proceeds of the Note sale (a) will not violate any material Requirement of Law or any Material Contract of any Credit Party (except those as to which waivers or consents have been obtained), (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation of any Credit Party other than the Liens arising under or contemplated in connection with the Senior Debt Documents or Permitted Liens.  No Credit Party is in default under or with respect to any of its Contractual Obligations except for any default which could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 3.6        No Material Litigation.

Both before and after giving effect to the Acquisition, no litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Transaction Documents or (b) with respect to any of the transactions contemplated hereby (except as set forth on Schedule 3.6 hereto which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), or (c) which could reasonably be expected to have a Material Adverse Effect.  No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.7        Investment Company Act; etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Credit Party is subject to regulation under the Federal Power Act or the Interstate Commerce Act, which regulation would limit its ability to incur the Obligations.

Section 3.8        Margin Regulations.

No part of the proceeds of the sale of any Note hereunder will be used directly or indirectly for any purpose that violates, or that would require any Investor to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and, other than with respect to the Tender Offer (it being understood that the shares tendered to the Borrower in connection with the Tender Offer shall be delisted from its current stock exchange or otherwise fail to qualify as “margin stock” under Regulation U promptly following the Closing Date), the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9        ERISA.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan; (b) each Single Employer Plan complies in all material respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred resulting in any liability of any Credit Party that has remained underfunded, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits and (e) neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10     Environmental Matters.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)           The facilities and properties owned or leased by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.

(b)           The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

(c)           Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have actual knowledge that any such notice will be received or is being threatened.

(d)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened,

under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business.

(f)            There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, or, to the actual knowledge of the Credit Parties and their Subsidiaries of any other nature at any of the Properties, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws.

Section 3.11     Use of Proceeds.

The proceeds of the sale of Notes shall be used by the Borrower solely (a) finance in whole or in part the Acquisition; (b) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries, (c) to pay any costs, fees and expenses associated with this Agreement on the Closing Date, (d) to pay any costs, fees and expenses incurred in connection with the Acquisition and (e) for working capital and other general corporate purposes of the Credit Parties and their Subsidiaries, including, without limitation, Permitted Acquisitions.

Section 3.12     Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date.  Information on the attached Schedule includes the following:  (a) the number of shares of each class of Equity Interest or other equity interests of each Subsidiary outstanding; and (b) the number and percentage of outstanding shares of each class of Equity Interest owned by the Credit Parties and their Subsidiaries.  The outstanding Equity Interest and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Senior Debt Documents).  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest of the Parent or any Subsidiary, except as contemplated in connection with the Senior Debt Documents.

Section 3.13     Ownership.

Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in (or in the case of Intellectual Property, a valid license to), all of its respective assets, which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries (other than irregularities or deficiencies in title or leasehold interest which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect), and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens.  Each Credit Party and its Subsidiaries

enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect (other than irregularities or deficiencies with respect to such leases which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect).

Section 3.14     Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15     Taxes.

Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) other than taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  None of the Credit Parties or their Subsidiaries is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.16     Intellectual Property Rights.

Each of the Credit Parties and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted except where failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 3.16 is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties and its Subsidiaries as of the Closing Date (including name/title, current owner, registration or application number, and registration or application date).  Except as disclosed in Schedule 3.16 hereto and as otherwise could not reasonably be expected to have a Material Adverse Effect, (a) each Credit Party and each of their respective Subsidiaries has the right to use its material Owned Intellectual Property in perpetuity and without payment of royalties, (b) all registrations with and applications to Governmental Authorities in respect of such Owned Intellectual Property are, to the knowledge of the Credit Parties, valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Credit Parties to maintain their validity or effectiveness, and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of material Intellectual Property for which consent has not been obtained.  None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any material Intellectual Property, which default could individually or in the aggregate be expected to have a Material Adverse Effect.  No claim has been asserted against any Credit Party or any of their Subsidiaries and is pending by any Person challenging or questioning any Credit Party’s use of any Intellectual Property or the validity or effectiveness of any Owned Intellectual Property, nor to the knowledge of the Credit Parties or any of their

Subsidiaries is there any such claim, which in any case could individually or in the aggregate be expected to have a Material Adverse Effect.  To the knowledge of the Credit Parties or any of their Subsidiaries, the use of Intellectual Property by any of the Credit Parties or any of its Subsidiaries does not infringe on the rights of any Person in a manner which could individually or in the aggregate be expected to have a Material Adverse Effect.  The Credit Parties have recorded or deposited with and paid to the United States Copyright Office, the Register of Copyrights, the Copyrights Royalty Tribunal or other Governmental Authority, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any Contractual Obligation of the Credit Parties, except where failure to do so could not individually or in the aggregate be expected to have a Material Adverse Effect.

Section 3.17     Solvency.

After giving effect to the Transactions, the Credit Parties, taken as a whole, are Solvent.  After giving effect to the Transactions, the Credit Parties, taken as a whole, do not have unreasonably small capital in relation to the business in which they are or they propose to be engaged.  In executing the Transaction Documents and Related Agreements and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons (as described in the Bankruptcy Code) to which one or more of the Credit Parties is or will become indebted.

Section 3.18     Investments.

All Investments of each of the Credit Parties and its Subsidiaries are Permitted Investments.

Section 3.19     [Reserved.]

Section 3.20     No Burdensome Restrictions.

None of the Credit Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21     Brokers’ Fees.

None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions consummated under the Transaction Documents other than the closing fee payable pursuant to this Agreement.

Section 3.22     Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 hereto, and none of the Credit Parties or their Subsidiaries (a) has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.22 hereto, or (b) has knowledge of any potential or pending material strike, walkout or work stoppage.  To the knowledge of the Credit Parties, no material unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries which could, individually or in the aggregate, be expected to have a Material Adverse Effect.

Section 3.23     Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries (as modified or supplemented by other information so furnished) to any Investor for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided.  Notwithstanding the foregoing, with respect to financial projections, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at such time.

Section 3.24     Material Contracts.

Schedule 3.24 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date.  Each Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof.  The Credit Parties have delivered to the Investors a true and complete copy of each Material Contract to the extent requested by the Investors, provided, the Credit Parties (a) may deliver, or may have delivered, such requested Material Contracts to the Investors in redacted form to the extent such redaction(s) are necessary to abide by or not violate national security or other governmental restrictions or regulations, (b) may withhold, or may have withheld, in whole or in part, any Material Contract requested pursuant to this subsection in the event that such delivery is expressly prohibited by the terms of such Material Contract and (c) may withhold, or may have withheld, in whole or in part, any Material Contract requested pursuant to this subsection in the event such delivery requires the prior consent of a Government Authority customer, and such consent has not been obtained; provided, the Borrower shall make, or shall have made, within the ninety (90) day period after the Closing Date (or, with respect to any Material Contract, if any, that is to be delivered to the Investors after the Closing Date hereunder, with the ninety (90) period after delivery), commercially reasonable efforts to obtain the prior consent of such Government Authority customer.

Section 3.25     Insurance.

The properties of the Credit Parties and their Subsidiaries  are insured, with financially sound and reputable insurance companies (not Affiliates of the Credit Parties), in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar business and owning similar properties in the localities where the Credit Parties and their

Subsidiaries operate and such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.26     [Reserved.]

Section 3.27     Real Property.

As of the Closing Date, no Credit Party owns an interest in real property, other than leases.

Section 3.28     [Reserved.]

Section 3.29     Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.30     Compliance with OFAC Rules and Regulations.

(a)           None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)           None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets located in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds from the sale of the Notes will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.31     Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and to the best of its knowledge any foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.32     Consent; Governmental Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the sale of Notes by the Borrower or the making of the Guaranty hereunder or with the execution, delivery or performance of any Transaction Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Transaction Document against the Credit Parties.

Section 3.33     Consummation of Acquisition.

The Acquisition and related transactions have been consummated substantially in accordance with the terms of the Acquisition Documents as of the Closing Date.  As of the Closing Date, the Acquisition Documents have not been altered, amended or otherwise modified or supplemented in any material respect or any material condition thereof waived without the prior written consent of the Investors.  Each of the representations and warranties made in the Acquisition Documents by the Credit Parties and their Subsidiaries is true and correct in all material respects as of the Closing Date both immediately before and immediately after giving effect to the consummation of the Acquisition.

Section 3.34     Government Contracts.

To the knowledge of the Borrower, no Credit Party or any of its Subsidiaries is materially in default as to the terms of any Government Contract or has received any notices of default or notices to cure under any Government Contract for which the performance deficiency noted by any Governmental Authority has not been cured or otherwise resolved to such Governmental Authority’s satisfaction (or, to the extent applicable, within the time period for cure or resolution provided by such Governmental Authority).  No event has occurred and, to the knowledge of the Borrower, no condition exists that may reasonably be expected to result in the debarment or suspension of a Credit Party or any of its Subsidiaries from any contracting with any Governmental Authority, and no Credit Party nor any Subsidiary of a Credit Party has been subject to any such debarment or suspension prior to the date of this Agreement.  To the knowledge of the Borrower, no Governmental Authority investigation or inquiry involving fraud, deception or willful misconduct has been commenced in connection with any Government Contract of a Credit Party or any of its Subsidiaries or any activities of any Credit Party or any of its Subsidiaries.  No Credit Party or any of its Subsidiaries is party to any administrative agreement with any agency (in lieu of a debarment or other threatened sanction or similar penalty) of the United States Government.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1                       Conditions to Closing Date.

The obligation of each Investor to purchase Notes on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)                                  Execution of Agreement; Transaction Documents.  The Investors shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) duly executed Notes in accordance with Section 2.1, (iii) counterparts of the Subordination Agreement, executed by the Senior Administrative Agent and the Credit Parties, and (iv) counterparts of any other Transaction Document, executed by the duly authorized officers of the parties thereto

(b)                                 Authority Documents.  The Investors shall have received the following:

(i)                                     Articles of Incorporation/Charter Documents.  Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B), if applicable, to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)                                  Resolutions.  Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Transaction Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)                               Bylaws/Operating Agreement.  A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)                              Good Standing.  Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)                                 Incumbency.  An incumbency certificate of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c)                                  Legal Opinion of Counsel.  The Investors shall have received an opinion of Morrison & Foerster LLP in substantially the form attached hereto as Exhibit 4.1(c), counsel for the Credit Parties (including the Acquired Company), dated the Closing Date and addressed to the Investors, in form and substance acceptable to the Investors.

(d)                                 Representations and Warranties.  Subject to the last paragraph of this Section 4.1, the representations and warranties made by the Credit Parties herein or which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the Closing Date as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(e)                              No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Transactions to be consummated on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(f)                                    Lien Searches.  The Investors shall have received, in form and substance satisfactory to the Investors:

(i)                                     (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each other jurisdiction reasonably requested by the Investors, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;

(ii)                                  searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Investors.

(g)                                 Solvency Certificate.  The Investors shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Senior Debt Documents, in substantially the form of Exhibit 4.1(g) hereto.

(h)                                 Consents.  The Investors shall have received evidence that all governmental, shareholder, board of director and third party consents (including, without limitation, Hart-Scott-Rodino clearance) necessary in connection with the consummation of the Acquisition (to the extent required by the Merger Agreement, but only to the extent that the Parent or any of its Affiliates have the right to terminate the obligations of the Parent or any of its Affiliates under the Merger Agreement (or the right not to consummate the Acquisition pursuant to the Merger Agreement) as a result of a failure to obtain such consent) and the Transactions have been obtained.

(i)                                     Existing Indebtedness of the Credit Parties.  All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (including the Acquired Company and other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date, other than Indebtedness and Liens permitted by Sections 6.1 and 6.2.

(j)                                     Financial Statements.  The Investors shall have received copies of the financial statements referred to in Section 3.1, each in form and substance satisfactory to each of them.

(k)                                  Financial Condition Certificate.  The Investors shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, substantially in the form of Exhibit 4.1(k).

(l)                                     Patriot Act Certificate.  The Investors shall have received a certificate in substantially in the form of Exhibit 4.1(l) provided by the Borrower.

(m)                               Acquisition Documents.  Evidence that the Acquisition will be consummated in accordance with the terms of the Merger Agreement contemporaneously with the sale of Notes hereunder.  The Investors shall have received a copy, certified by an officer of the Borrower as true and complete, of each Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto.

(n)                                 Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio.  The Investors shall have received evidence that (i) the Consolidated Total Leverage Ratio of the Credit Parties and their Subsidiaries is not greater than 3.75 to 1.00 and (ii) the Consolidated Senior Leverage Ratio of the Credit Parties and their Subsidiaries is not greater than 3.00 to 1.00, in each case, calculated on a Pro Forma Basis after giving effect to the Transactions, for the twelve-month period ending as of the most recent quarter prior to the Closing Date for which financial statements are available.

(o)                                 Equity Contribution.

(i)                                     Prior to or concurrently with the sale of Notes hereunder, the Issuer shall have executed and delivered to PNC Capital Finance, LLC the Equity Documents and shall be ready willing and able to fulfill its obligations under the Equity Documents and close the transactions contemplated thereby and all conditions precedent to PNC Capital Finance, LLC’s obligation fund its initial equity investment thereunder shall have been satisfied.

(ii)                                  Prior to or concurrently with the sale of Notes hereunder, the Parent shall have received the cash proceeds of a common equity investment in Issuer by the Sponsor and certain of its affiliates and equity investors (other than PNC Capital Finance, LLC), in an amount equal to not less than $16,695,000.

(p)                                 Professional Services Agreement.  The Investors shall have received a true and complete copy of the Professional Services Agreement.

(q)                                 Senior Debt.   The Borrower and the Senior Lenders will be prepared to close and fund, concurrently with the Closing, the Senior Debt upon the terms set forth in the executed Senior Debt Documents.  The Investors shall have received a copy, certified by an officer of the Borrower as true and complete, of Senior Debt Documents as originally executed and delivered, together with all exhibits and schedules thereto, which shall be in form and substance reasonably satisfactory to the Investors.

(r)                                    Fees and Expenses.  The Investors shall have received all fees and expenses, if any, owing pursuant to this Agreement.

Notwithstanding anything in this Agreement, any other Transaction Document or any other letter agreement to the contrary, the only representations and warranties related to the Acquired Company in this Agreement, the accuracy of which will be a condition to the obligation of the Investors to purchase the Notes on the Closing Date, will be (i) such representations and warranties regarding the Acquired Company in the Merger Agreement as in effect on February 21, 2012 as are material to the interests of the Investors, but only to the extent that the Parent or any of its Affiliates have the right to terminate the obligations of the Parent or any of its Affiliates under the Merger Agreement (or the right not to consummate the Acquisition pursuant to the Merger Agreement) as a result of a failure of such representations and warranties to be true and correct and (ii) the Specified Representations (as defined below); provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph.  For purposes hereof, “Specified Representations” mean the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 3.5(a), 3.5(b), 3.6(a), 3.7, 3.8, 3.11, 3.28, 3.29, 3.30 and 3.32.

The only representation and warranty related to the Borrower in Section 3.6 with respect to the Disclosed Litigation on the Closing Date, the accuracy of which will be a condition to the Closing, will be that no material and adverse change (as reasonably determined by the Investors in their reasonable discretion) in respect thereof has occurred after February 17, 2012.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, and (b) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to any Investor hereunder are paid in full (excluding contingent indemnification and reimbursement obligations), such Credit Party shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:

Section 5.1                       Financial Statements.

Furnish to each of the Investors:

(a)                                  Annual Financial Statements.  As soon as available and in any event no later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Parent and its Consolidated Subsidiaries shown as supplemental schedules to the consolidated audited financial statements as of the end of such fiscal year (beginning with the fiscal year ending December 31, 2011) and the related Consolidated statements shown as supplemental schedules to the consolidated audited financial statements of income, stock holders equity and cash flows of the Parent and its Consolidated Subsidiaries for such year, which shall, in the case of Consolidated financial statements, be audited by Ernst & Young LLP or another firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Investors, setting forth in each case (beginning with the fiscal year ending December 31, 2011) in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; provided that for the fiscal year ending December 31, 2012, it is understood that the audited statements required to be delivered hereunder will be as follows: (i) statements with respect to the Acquired Company and its Subsidiaries for the period from January 1, 2012 to and including the date immediately preceding the Closing Date and (ii) statements with respect to the Parent and its Subsidiaries from Closing Date to and including December 31, 2012;

(b)                                 Quarterly Financial Statements.  As soon as available and in any event no later than forty-five (45) days after the end of each fiscal quarter of the Borrower (including the fiscal quarter ended March 31, 2012), a copy of the Consolidated balance sheet of the Parent and its Consolidated Subsidiaries (and, for the fiscal quarter ended March 31, 2012 and until the Acquired Company is fully consolidated into the Parent, the consolidating balance sheet of the Parent and its Subsidiaries) as of the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Parent and its Consolidated Subsidiaries (and, for the fiscal quarter ended March 31, 2012 and until the Acquired Company is fully consolidated into the Parent, consolidating statements of income and retained earnings and of cash flows for the Parent and its Subsidiaries) for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth, in the case of Consolidated reports, in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and to the extent prepared for internal use, all Consolidating statements going forward;

(c)                                  Annual Operating Budget and Cash Flow.  As soon as available, but in any event within sixty (60) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Parent and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Required Investors, together with a summary of the material assumptions made in the preparation of such annual budget or plan; and

(d)                                 Closing Balance Sheet.  Within 60 days after the Closing Date, the Consolidated balance sheet of the Parent and its Subsidiaries after giving effect to the Transactions and the initial borrowings under the Senior Debt Documents;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Investors receive such reports from the Borrower through electronic mail; provided that, upon any Investor’s request, the Borrower shall provide paper copies of any documents required hereby to such Investor.

Section 5.2                       Certificates; Other Information.

Furnish to the each of the Investors:

(a)                                  [Reserved].

(b)                                 Covenant Compliance Certificate. Concurrently with the delivery of the audited financial statements referred to in Section 5.1(a) above and the unaudited financial statements referred to in Section 5.1(b) above for the then most recently ended fiscal quarter of the Borrower, a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(b)

(c)                                  [Reserved].

(d)                                 Reports; SEC Filings; Regulatory Reports; Press Releases; Etc.  Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Credit Parties send to their shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which the Credit Parties may make to, or file with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material regulatory reports and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.

(e)                                  Calculations.  Within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information including the amount of all acquisitions, all Restricted Payments paid, all Investments (including Permitted Acquisitions) and Asset Dispositions that were made during the prior fiscal year and amounts received in connection with any Extraordinary Receipt during the prior fiscal year.

(f)                                    Management Letters; Etc.  Promptly upon receipt thereof, a copy or summary of any other final report, or “management letter” or similar report submitted by independent accountants to the Credit Parties or any of their Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(g)                                 Government Contract Audits.  Promptly after any Credit Party’s receipt thereof, notice of any final decision of a contracting officer disallowing costs aggregating more than $100,000, which disallowed costs arise out of any audit of Government Contracts of any Credit Party.

(h)                                 Changes in Corporate Structure.  Within ten days prior to any merger, consolidation, dissolution or other change in corporate structure of any Credit Party or any of its subsidiaries permitted pursuant to the terms hereof, provide notice of such change in corporate structure to the Investors.

(i)                                     Contract Detail.  As soon as available and, in any event, within 30 days after the last month in each fiscal quarter of the Borrower, a contract backlog report in form and detail reasonably acceptable to the Required Investors.

(j)                                     General Information. Promptly, such additional financial and other information as the Investor may from time to time reasonably request, in form and substance reasonably acceptable to the Investors.

Section 5.3                       Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its (i) Federal and state taxes and (ii) material local or other taxes and (b) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, except when the amount or validity of any such taxes and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and Subsidiaries.

Section 5.4                       Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it on the Closing Date or reasonably related thereto and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill and comply with all Contractual Obligations and Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.5                       Maintenance of Property; Insurance.

(a)                                  Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b)                                 Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible personal property) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Investors, upon the request of the Investors, full information as to the insurance carried.

(c)                                  In case of any material loss, damage to or destruction of any material property of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Investors generally describing the nature and extent of such damage or destruction.

Section 5.6                       Inspection of Property; Books and Records; Discussions.

Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, at any reasonable time and from time to time, with reasonable notice, each Credit Party will permit, except as prohibited by applicable law, any Investor or any agent or representative of any Investor to audit, examine and verify the assets of such Credit Party, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Credit Party, and to discuss the affairs, finances and accounts of each Credit Party with any of its officers and directors and each Credit Party’s independent accountants, and to discuss the status of Government Contracts of each Credit Party with the applicable contracting officers.  The Investors agree to give the Credit Parties not fewer than three Business Days’ prior written notice of taking any action described in the preceding sentence, and to obtain the Credit Parties’ permission prior to contacting the contracting officer under any Government Contract, provided that if an Event of Default has occurred and is continuing, the Investors shall not be required to give such prior notice or obtain such permission.  The Credit Parties agree to reimburse the Investors for all reasonable audit and examination expenses incurred by the Investors with respect to each audit and examination of each Credit Party conducted by the Investors, provided that such reimbursements shall not be required more frequently than once per calendar year (plus one additional time with respect to each Permitted Acquisition) in which there are no Permitted Acquisitions, unless an Event of Default has occurred and is continuing or is uncovered by such audit and examination, in which case all of the reasonable expenses of each audit and examination shall be paid by the Credit

Parties.  If an Investor uses employees or Affiliates to perform the audits, the Credit Parties’ reimbursement obligations shall be limited to the reasonable and documented out-of-pocket expenses of the Investor that would have been paid to an independent auditing firm for such audits as reasonably determined by the Investor.

Section 5.7                       Notices.

Give notice in writing to the Investors:

(a)                                  promptly, but in any event within two (2) Business Days after any Credit Party knows thereof, the occurrence of any Default or Event of Default;

(b)                                 promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000;

(c)                                  promptly, any litigation, or any investigation or proceeding known or threatened in writing to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000 or involving injunctions or requesting injunctive relief by or against any Credit Party or any Subsidiary of any Credit Party, (ii) affecting or with respect to this Agreement or any other Transaction Document, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) by any Governmental Authority relating to the Parent or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person or (v) by the Defense Contract Audit Agency relating to the Parent or any Subsidiary thereof;

(d)                                 of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e)                                  of any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;

(f)                                    as soon as possible and in any event within thirty (30) days after any Credit Party knows thereof: the occurrence of any Reportable Event with respect to any Single Employer Plan of any Credit Party or any Commonly Controlled Entity, a failure by any Credit Party to make any material required contribution to a Plan, the creation of any Lien against the assets of any Credit Party or Single Employer Plan of any Credit Party in favor of the PBGC (other than a Permitted Lien) or a Plan or any Credit Party’s or Commonly Controlled Entity’s withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or receipt of written notice of the institution or threatened institution by the PBGC of proceedings to terminate any Single Employer Plan of any Credit Party, or of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(g)                                 as soon as possible and in any event within ten (10) Business Days after creating a Domestic Subsidiary (or such longer period of time as agreed to by the Investors in their reasonable discretion) or acquiring the Equity Interest of another Person, notice of the creation of such Domestic Subsidiary or acquisition of such Equity Interests;

(h)                                 as soon as possible and in any event within ten (10) Business Days after entering into a joint venture agreement, (or such longer period of time as agreed to by the Investors in their reasonable discretion), notice of entering into such joint venture agreement and a description of the nature and purpose of such venture, including an indication as to whether such joint venture will have its own employees or will use employees of the joint venture members under subcontract arrangements;

(i)                                     promptly, any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of a material violation of Environmental Laws;

(j)                                     promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect; and

(k)                                  as soon as possible and in any event within one (1) Business Day after any Credit Party knows thereof: (i) the Credit Parties or any of their Subsidiaries shall be debarred or suspended from contracting with any Governmental Authority, (ii) a notice of debarment or suspension shall have been issued to or received by any Credit Party or any Subsidiary thereof, (iii) the actual termination of a Government Contract or other Material Contract due to alleged fraud, deception or willful misconduct of any Credit Party or any of their Affiliates or (iv) the termination or loss, in whole or in part, of any facility clearance held by any Credit Party.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto.  In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8                       Environmental Laws.

(a)                                  Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)                                 Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c)                                  Defend, indemnify and hold harmless the Investors, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this paragraph shall survive repayment of the Obligations and all other amounts payable hereunder and termination of the Transaction Documents.

Section 5.9                       Financial Covenants.

Comply with the following financial covenants:

(a)                              Consolidated Total Leverage Ratio.  The Consolidated Total Leverage Ratio, calculated as of the last day of each fiscal quarter, shall be less than or equal to the following:

Period	Ratio
Closing Date through and including June 30, 2013	5.00 to 1.00
July 1, 2013 through and including June 30, 2014	4.75 to 1.00
July 1, 2014 through and including June 30, 2015	4.50 to 1.00
July 1, 2015 through and including June 30, 2016	4.25 to 1.00
July 1, 2016 and thereafter	4.00 to 1.00

(b)                                 Consolidated Senior Leverage Ratio.  The Consolidated Senior Leverage Ratio, calculated as of the last day of each fiscal quarter, shall be less than or equal to the following:

Period	Ratio
Closing Date through and including June 30, 2013	4.00 to 1.00
July 1, 2013 through and including June 30, 2014	3.75 to 1.00
July 1, 2014 through and including June 30, 2015	3.50 to 1.00
July 1, 2015 through and including June 30, 2016	3.25 to 1.00
July 1, 2016 and thereafter	3.00 to 1.00

(c)                                  Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter, shall be greater than or equal to 1.02 to 1.00.

(d)                                 Consolidated Capital Expenditures.  Consolidated Capital Expenditures made during each fiscal year of the Borrower, shall be less than or equal to the greater of (i) $3,450,000 and (ii) 1.725% of Consolidated Gross Revenues for the prior fiscal year;  provided, that the amount of permitted Consolidated Capital Expenditures in respect of any fiscal year, shall be increased (but not decreased) by (i) an amount equal to 100% of the amount of any unused permitted Consolidated Capital Expenditures for the immediately preceding fiscal year less (ii) an amount equal to unused Consolidated Capital Expenditures carried forward to such preceding fiscal year.

(e)                                  Asset Ratio.  The Asset Ratio as of the end of each fiscal quarter, beginning on March 31, 2015, shall be not less than 0.85 to 1.00.

Notwithstanding the above, the parties hereto acknowledge and agree that, solely for purposes of all calculations made in determining compliance with this Section 5.9, any cash equity contribution (which equity shall be either (i) common equity or (ii) other equity having terms reasonably satisfactory to the Required Investors) made (Y) to the Parent and (Z) to the Borrower by the Parent, in each case following the request therefor by the Borrower (the “Specified Equity Contribution Request”), on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered with respect to a fiscal year pursuant to Section 5.1(a) or a fiscal quarter pursuant to Sections 5.1(b) (other than the fourth fiscal quarter of any fiscal year), as applicable, will be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenants contained herein at the end of such fiscal year or fiscal quarter (other than the fourth fiscal quarter of any fiscal year) and each applicable subsequent period (any such equity contribution, a “Specified Equity Contribution”); provided that (i) in any four (4) fiscal quarter period, there shall be at least three (3) fiscal quarters in respect of which no Specified Equity Contribution is made, (ii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Credit Parties to be in compliance with the financial covenants set forth above and in any case shall not exceed $4,000,000, (iii) the aggregate amount of all Specified Equity Contributions during the term of this Agreement shall not exceed $12,000,000, and (iv) a Specified Equity Contribution shall only be included in the computation of the financial covenant for purposes of determining compliance by the Credit Parties with this Section 5.9 and not for any other purpose under this Agreement (including, without limitation, any compliance with this Section 5.9 set forth in the definition of Permitted Acquisition and in the determination of the availability of any baskets set forth in Article V or Article VI).  Upon the making of a Specified Equity Contribution, the financial covenants in this Section 5.9 shall be recalculated giving effect to the increase in Consolidated EBITDA; provided that nothing in this subsection shall waive any Default or Event of Default that exists pursuant to clauses (a), (b), (c), (d) or (e) of this Section 5.9 until such recalculation.  If, after giving effect to such recalculation, the Credit Parties are in compliance with the financial covenants, the Credit Parties shall be deemed to have satisfied the requirements of the financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default or Event of Default that had occurred shall be deemed waived and not to have occurred for all purposes of this Agreement and the other Transaction Documents.

Section 5.10                Additional Guarantors.

The Credit Parties will cause each of their Domestic Subsidiaries (other than Excluded Subsidiaries), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Required Investors in their reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement.  In connection with the foregoing, the Credit Parties shall deliver to the Investors, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b), (c), (f), and (g) and such other documents or agreements as the Required Investors may reasonably request.

Section 5.11                Compliance with Law and Material Government Contracts.

(a)                                  Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Comply in all material respects with the terms and provisions of the Material Contracts and cause the Material Contracts, to remain in full force and effect other than to the extent such Material Contracts terminate or lapse in accordance with their respective terms in the ordinary course of business if noncompliance, termination or lapse with respect to any such Material Contract could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12                [Reserved.]

Section 5.13                Covenants Regarding Patents, Trademarks and Copyrights.

(a)                                  Notify the Investors promptly if it knows that any material application or registration relating to any Patent, Patent License, Trademark or Trademark License of the Credit Parties or any of their Subsidiaries may become abandoned if such abandonment could reasonably be expected to have a Material Adverse Effect, or of any adverse determination (including, without limitation, the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office or any court) regarding any Credit Party’s or any of its Subsidiary’s ownership of any material Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or Trademark License that could reasonably be expected to have a Material Adverse Effect.

(b)                                 Notify the Investors promptly after it knows of any adverse determination or development that could reasonably be expected to have a Material Adverse Effect (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any material Copyright or Copyright License of the Credit Parties or any of their Subsidiaries, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) any Credit Party’s or any of its Subsidiary’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected.

(c)                                  Promptly notify the Investors of any acquisition of material Intellectual Property by any Credit Party or any of its Subsidiaries or any filing by any Credit Party or any of its Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following such acquisition or filing), of any application for registration by any Credit Party of any material Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

(d)                                 Take all reasonably necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of material Intellectual Property owned by the Credit Parties and their Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, except to the extent the failure to take such actions could not reasonably be expected to have a Material Adverse Effect.

(e)                                  In the event that any Credit Party becomes aware that any material Intellectual Property owned by any Credit Party or Subsidiary thereof is infringed, misappropriated or diluted by a third party in any material respect, notify the Investors promptly after it learns thereof and, unless the Credit Parties shall reasonably determine that such Owned Intellectual Property is not material to the business of the Credit Parties and their Subsidiaries taken as a whole and such infringement, misappropriation or dilution could not reasonably be expected to have a Material Adverse Effect, take such other actions as the Credit Parties shall reasonably deem appropriate under the circumstances to protect such Owned Intellectual Property.

Section 5.14                [Reserved.]

Section 5.15                [Reserved.]

Section 5.16                Further Assurances; Post-Closing Covenants.

(a)                                  Public/Private Designation.  If reasonably requested by the Investors, the Credit Parties will cooperate with the Investors in connection with the publication of certain materials and/or information provided by or on behalf of any Credit Party to the Investors (collectively, “Information Materials”) pursuant to this Article V and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)                                 Additional Information.  The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of any Credit Party or any of its Subsidiaries as any Investor may reasonably request.

(c)                                  [Reserved].

(d)                                 Further Assurances.  Upon the reasonable request of any Investor, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents which are necessary or advisable to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents.

Section 5.17                Board Observer Rights.

The Required Investors shall have the right to appoint one observer to the board of directors (or similar governing body) of each of the Borrower and the Parent (an “Observer”) and the audit committees of such boards.  Upon the occurrence of an Event of Default and for so long as such Event of Default continues, the Required Investors shall have the right to appoint one

Observer to the board of directors (or similar governing body) of each Credit Party, the Issuer, each Subsidiary of any Credit Party or the Issuer, and all committees of any of the foregoing boards.  Such Observer shall be entitled, subject to applicable law and regulation (including regulations with respect to security clearance) (a) to receive the same notice and other materials in respect of all meetings (both regular and special) (or written consents) of the applicable board of directors as are furnished to members of such board, at the same time as the same are furnished to such members, together with an agenda for any such meetings, (b) to attend all meetings (and review all written consents) of any such board and (c) to participate in all discussions conducted at meetings (or with respect to actions to be taken by written consent) of any such board; provided, however, such Observer shall not constitute a member of such board and shall not be entitled to vote on any matters presented to such board; provided, further, that such Observer may be required to leave, or not be allowed to attend, any portion of a meeting (or may not receive certain materials) if such board reasonably believes after consultation with counsel, that a conflict of interest or an attorney client privilege arises or may arise in connection with the issues being discussed (or described in such materials).  The provisions of this Section 5.17 are not intended to be duplicative of, and shall be interpreted consistently with, any similar rights that the Investors may have under the Equity Documents or Issuer’s operating agreement as in effect from time to time.  If requested by a Credit Party, the Observer shall execute a reasonable and customary confidentiality agreement prior to attendance at any meetings of such board or receipt of any such materials.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, and (b) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to any Investor hereunder are paid in full (excluding contingent indemnification and reimbursement obligations) that:

Section 6.1                       Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness arising or existing under this Agreement and the other Transaction Documents;

(b)                                 Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date and set out in Schedule 6.1(b) hereto and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c)                                  Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases (including Government Contract Capital Leases) or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) the total amount of all such Indebtedness, excluding Government Contract Capital Leases, shall not exceed $5,750,000 at any time outstanding;

(d)                                 Unsecured intercompany Indebtedness among the Credit Parties;

(e)                                  Indebtedness and obligations owing under Bank Products (as defined in the Senior Credit Agreement) and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)                                    Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party (excluding the Acquired Company) in a transaction permitted hereunder in an aggregate principal amount not to exceed $1,150,000 for all such Persons during the term of this Agreement; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party and no Credit Party (other than such Subsidiary) becomes liable for such Indebtedness;

(g)                                 Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Credit Party or its Subsidiaries pursuant to such agreements, in connection with Asset Dispositions, other sales of assets or Permitted Acquisitions;

(h)                                 Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section;

(i)                                     Subordinated Indebtedness of Credit Parties and their Subsidiaries which does not exceed $2,300,000 in the aggregate at any time outstanding; and

(j)                                     Senior Debt.

Section 6.2                       Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.3                       Nature of Business.

No Credit Party will, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date other than businesses reasonably related or incidental thereto.

Section 6.4                       Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a)                                  dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i)                                     (A) the sale, transfer, lease, licensing or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash;

(ii)                                  sales, transfers, leases or other dispositions for which such Credit Party has received or such Subsidiary has received, any cash insurance proceeds or condemnation or expropriation award with respect to such property or assets to the extent Net Cash Proceeds received or awarded are reinvested or used to make prepayment required by the Senior Debt Documents;

(iii)                               the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(iv)                              the sale, lease or transfer of property or assets from one Credit Party to another Credit Party, or the sale, lease or transfer of property or assets from one Subsidiary who is not a Credit Party to a Credit Party or another Subsidiary who is not a Credit Party;

(v)                                 the termination of any Hedging Agreement; and

(vi)                              the sale, lease or transfer of property or assets not to exceed $2,300,000 in the aggregate in any fiscal year;

provided that (A) with respect to clauses (i)(A), (ii), (iii) and (vi) above, at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary shall be in the form of cash or Cash Equivalents (except with respect to the sale, lease, transfer or other disposition of machinery, parts and equipment to the extent that such property is exchanged for credit against the purchase price of property), (B) after giving effect to any Asset Disposition pursuant to clause (vi) above, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof, and (C) with respect to clauses (v) and (vi) above, no Default or Event of Default shall exist or shall result therefrom; or

(b)                                 (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person, other than (A) the Acquisition, (B) Permitted Acquisitions and (C) except as otherwise limited or prohibited herein, purchases, leases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, or (ii) enter into any transaction of merger or consolidation, except for (A) the Acquisition, (B) Permitted Acquisitions, (C) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit

Party subject to such merger or consolidation is the surviving entity, (D) (y) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation, and (E) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party.

Section 6.5                       Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for Permitted Investments.

Section 6.6                       Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate, or with Sponsor or any Affiliate of Sponsor, other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, except for (a) transactions permitted by this Agreement, (b) payment of salary, bonus or other compensation to directors and officers, (c) transactions entered into among the Credit Parties and the Subsidiaries to the extent permitted hereunder, and (d) the Professional Services Agreement as in effect on the date hereof.

Section 6.7                       Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries that are joined as Additional Credit Parties (other than in the case of Excluded Subsidiaries) as required by the terms hereof or Foreign Subsidiaries.  The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interest or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interest or other equity interests, except in a transaction permitted by Section 6.4.

Section 6.8                       Corporate Changes; Material Contracts.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Investors without the prior written consent of the Required Investors; provided that no Credit Party shall change its state of incorporation or organization or change its registered legal name, without, in each case, providing thirty (30) days prior written notice to the Investors, (c) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect that could reasonably be expected to result in a Material Adverse Effect, or (d) change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Investors without the prior written consent of the Required Investors.  Notwithstanding the forgoing, the Borrower or the Parent may convert from a corporation to a limited liability company provided that the Investors are given not less than 10 Business Days’ prior written notice thereof and the Borrower and the Parent, as applicable, execute and deliver such documents as the Required Investors shall reasonably require to assume and confirm the obligations of such Credit Parties under the Transaction Documents.

Section 6.9                       Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interest or with respect to any other interest or participation in, or measured by, its profits, except as permitted by Section 6.10 below, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e)in the case of Domestic Subsidiaries, act as a Guarantor pursuant to the Transaction Documents, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Transaction Documents, (ii) the Senior Credit Agreement and the Senior Debt Transaction Documents, (iii) applicable law, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.10                Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except for the following:

(a)                                  to make dividends payable solely in the same class of Equity Interest of such Person;

(b)                                 to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Subsidiaries) or, in the case of Subsidiaries who are not Credit Parties, to other Subsidiaries who are not Credit Parties;

(c)                                  payment of (i) the Management Fees in an amount not to exceed during any fiscal year of the Borrower the greater of $250,000 or 2% of Consolidated EBITDA for such fiscal year, (ii) all reasonable and customary out-of-pocket expenses and indemnity payments, in each case, pursuant to the terms and conditions of the Professional Services Agreement, (iii) directors fees in an aggregate amount not to exceed $200,000 during any fiscal year and (iv) transaction fees paid to the Sponsor in connection with the Acquisition and any Permitted Acquisition in an amount not to exceed $500,000 per transaction, and in each case, so long as both before and immediately after giving effect to the payment of such Management Fees, expenses and indemnity payments, directors fees and transaction fees (A) no Default or Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom; provided however that during the occurrence and continuance of a Default or an Event of Default, any such Management Fees, indemnity and expense payments and directors fees and transaction fees that are prohibited to paid pursuant to this clause (c) shall accrue and upon such Default or Event of Default being cured or waived, such Management Fees, indemnity and expense payments and directors fees and transaction fees shall be permitted to be paid and if so paid in a subsequent fiscal year shall not reduce the amount otherwise entitled to be paid during such fiscal year) and (B) the Credit Parties shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 5.9;  provided, further, that any such Management Fees, indemnity and expense payments and directors fees that are permitted to paid pursuant to this clause (c) shall not be paid with the proceeds of any Specified Equity Contribution;

(d)                                 to, directly or indirectly, purchase the Equity Interests of a Credit Party from present or former officers, directors or employees (or their estates, trusts, family members or former spouses) of such Credit Party upon the death, disability, retirement or termination of the applicable officer, director or employee; provided that the aggregate amount of payments under this clause (d) in any fiscal year of the Borrower shall not exceed the sum of (i) $1,500,000 in any fiscal year, plus (ii) any proceeds received from key man life insurance policies;

(e)                                  to pay the Disclosed Litigation Obligation Permitted Amount;

(f)                                    payments under Subordinated Debt permitted by the subordination terms thereof; provided, however, that the Credit Parties shall not use the proceeds of any Specified Equity Contribution to make any payment under this clause (f); and

(g)                                 other Restricted Payments in an aggregate amount not to exceed $250,000 per fiscal year.

Section 6.11                Amendment of Senior Debt.

The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Investors, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Senior Debt in a manner that is prohibited by the Subordination Agreement.

Section 6.12                Sale Leasebacks.

Except to the extent permitted under Section 6.1(c) and Section 6.4(a), the Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred to a

Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.

Section 6.13                [Reserved.]

Section 6.14                [Reserved.]

Section 6.15                Parent.

The Parent will not incur or permit to exist any Indebtedness nor grant or permit to exist any Liens upon any of its properties or assets nor engage in any operations, business or activity other than (i) owning 100% of the Equity Interests of the Borrower and all operations incidental thereto, (ii) pledging its interests therein to the Senior Administrative Agent pursuant the Senior Debt Documents, (iii) executing the Transaction Documents and Related Agreements and performing its obligations thereunder, (iv) fulfilling its obligations under the Transaction Documents and Related Agreements, and (v) performing administrative functions in connection with the operation of the business of its Subsidiaries.

Section 6.16                Government Contract Capital Leases.

No Credit Party will enter into, assume or become subject to any agreement (including, without limitation, any agreement with a governmental agency) whereby such Credit Party is acting as a “lessor” under such agreement (including, without limitation, any Government Contract Capital Lease) to the extent the value of all such agreements is greater than $5,000,000 in the aggregate.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                       Events of Default.

An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):

(a)                                  Payment.

(i)                                     The Borrower shall fail to pay any principal on any Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or

(ii)                                  the Borrower shall fail to pay any interest on any Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof and such failure shall continue unremedied for three (3) days; or

(iii)                               or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (ii)); or

(b)                                 Misrepresentation.  Any representation or warranty made or deemed made herein or in any of the other Transaction Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)                                  Covenant Default.

(i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.7, 5.9, 5.11, 5.16(c) or Article VI hereof; or

(ii) any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2 or 5.4 and such breach or failure to comply is not cured within five (5) days of its occurrence;  or

(iii) any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Transaction Documents or any other agreement, document or instrument among any Credit Party, the Investors or executed by any Credit Party in favor of the Investors (other than as described in Sections 7.1(a) or 7.1(c)(i) or 7.1(c)(ii) above), and such breach or failure to comply is not cured within thirty (30) days of the earlier to occur (A) a Responsible Officer has actual knowledge of its occurrence and (B) any Investor providing notice to such Credit Party of the occurrence; or

(d)                                 Indebtedness Cross-Acceleration and Cross-Default.  (i) Any “Event of Default” shall occur under the terms of the Senior Debt Documents the effect of which default(s) is to accelerate the maturity of all or part of the Senior Debt prior to its expressed maturity, or (ii) (A) any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations and Senior Debt) in a principal amount outstanding of at least $1,150,000 for any Credit Party and any of their Subsidiaries in the aggregate beyond any applicable grace period (not to exceed sixty (60) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (B) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations and Senior Debt) in a principal amount outstanding of at least $1,150,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise), or (C) any Credit Party shall breach or default any Secured Hedging Agreement (as defined in the Senior Credit Agreement) and such breach or default shall continue beyond any applicable grace period, if any, and results in an “early termination event” as defined thereunder for which such Credit Party would be obligated to make a payment with respect thereto of $1,150,000 or more; or

(e)                                  Other Cross-Defaults.  The occurrence of any of the following events:  (i) the Credit Parties or any of their Subsidiaries shall be debarred or suspended from contracting with any Governmental Authority, (ii) a notice of debarment or suspension shall have been issued to or received by any Credit Party or any Subsidiary thereof, (iii) the actual termination of a Government Contract or other Material Contract due to alleged fraud, deception or willful misconduct of any Credit Party or any of their Affiliates or (iv) the termination or loss, in whole or in part, of any facility clearance held by any Credit Party; or

(f)                                    Bankruptcy Default.  (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(g)                                 Judgment Default.  Other than with respect to the Disclosed Litigation, one or more final judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $2,300,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(h)                                 Disclosed Litigation Default.  The entry or effectiveness of any judgment, settlement or arbitration award with respect to the Disclosed Litigation, the amount of which exceeds the Disclosed Litigation Obligation Permitted Amount, and is not cured by an equity contribution (in form and substance reasonably satisfactory to the Required Investors) within 15 days of the entry or effectiveness of such judgment, settlement or arbitration award; or

(i)                                     ERISA Default. The occurrence of any of the following: (i) any Credit Party, Single Employer Plan of any Credit Party or any Commonly Controlled Entity shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan of any Credit Party or any Commonly Controlled Entity or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan of any Credit Party or any Commonly Controlled Entity shall terminate for purposes of Title IV of ERISA other than pursuant to a standard termination under Section 4041(b) of ERISA unless such standard termination results in a liability to the Credit Party or any Commonly Controlled Entity of an amount greater than $1,150,000, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan and any such event, together with all then continuing events described in the foregoing sections (i) through (v) will reasonably be expected to result in a liability in excess of $1,150,000; or

(j)                                     Change of Control.  There shall occur a Change of Control; or

(k)                                  Invalidity of Guaranty.  At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty or any Transaction Document in writing or deny in writing that it has any further liability under any Transaction Document to which it is a party; or

(l)                                     Invalidity of Transaction Documents.  Any Transaction Document shall fail to be in full force and effect or to give the Investors the rights, powers and privileges purported to be created thereby (except in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive); or

(m)                               Other Debt.  Any other default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Investors the rights, powers and privileges purported to be created thereby.

Section 7.2                       Acceleration; Remedies.

Upon the occurrence of an Event of Default, the Required Investors may exercise any remedy available to them under the Transaction Documents, at law or in equity.  Without limiting the generality of the foregoing, (a) all of the Obligations will immediately become due and payable upon the occurrence of a Bankruptcy Event of Default, and may be declared to be due and payable by the Required Investors in the case of any other Event of Default, and (b) each of the Investors may set-off against and apply to the Obligations any debt owing to, and any other funds held in any manner for the account of, any Credit Party by such Investor or any of its Affiliates, including without limitation all funds in all deposit accounts now or hereafter maintained by any Credit Party with such Investor or any of its Affiliates.  The rights and remedies of the Investors under the Transaction Documents are cumulative and not exclusive of any rights or remedies which the Investors would otherwise have.  No single or partial exercise of any such right or remedy by the Investors, and no discontinuance of steps to enforce any such right or remedy, will preclude any further exercise thereof or of any other right or remedy.  The acceptance by the Investors of any sum after the same is due, or which is less than the total amount that is due, will not constitute a waiver of the right to either require prompt payment, when due, of all other sums due in respect of the Obligations or to declare an Event of Default.

ARTICLE VIII

PROVISIONS APPLICABLE TO INVESTORS

Section 8.1                       Action by Investors.

Whenever any consent, waiver, agreement or other action of the Investors is required or permitted under the Transaction Documents, such action will only be effective if it is taken with the consent of the Required Investors; provided, that the written consent of an Investor will always be required to amend the Transaction Documents in order to (a) subject such Investor to any additional obligations; (b) postpone or delay any date fixed for any payment of any amount due to such Investor in respect of the Obligations; or (c) reduce the amount of any Obligations owed to such Investor; and further provided, that this Section may not be amended without the unanimous consent of the Investors.

Section 8.2                       Transfer of Notes.

(a)                                  The Notes have not been registered under applicable securities laws, and may not be transferred in the absence of such registration or an exemption from such registration.  If an Investor proposes to transfer a Note in the absence of such registration, the Borrower may request, as a condition to such transfer, an opinion of counsel to the effect that the proposed transfer may be effected without such registration, which opinion and counsel will be reasonably acceptable to such issuer.

(b)                                 Subject to subsection (a) above, each Investor is entitled to transfer all or any portion of its interest in its Notes to an Eligible Transferee upon five (5) Business Days’ prior notice to the Borrower, which notice contains the identity and address of the proposed purchaser and the portion of the Investor’s interest in the Notes being transferred.  Upon the effective date of any such transfer, (i) the Borrower will issue such new Notes as may be required (subject to the return to the Borrower of the Notes being transferred), which new Notes will be in form and substance substantially identical to the Notes being returned and will be for an aggregate principal amount not greater than the unpaid principal balance of the Notes being returned, (ii) such Investor will have no further rights or liability hereunder as to the portion transferred and (iii) each transferee will become an Investor and will be bound by the provisions hereof.

(c)                                  Any Investor may, at any time and without complying with paragraph (b) above, transfer participating interests in its Note; provided, that:  (i) such Investor’s obligations under this Agreement will remain unchanged; (ii) such Investor will remain solely responsible for the performance of such obligations; (iii) the Credit Parties will continue to deal solely and directly with such Investor in connection with such Investor’s rights and obligations under this Agreement and the other Transaction Documents; (iv) no Investor will grant to any participant any right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Transaction Document, except to the extent such amendment, consent or waiver requires the unanimous consent of the Investors; and (v) the participant will not have any rights under this Agreement or any of the other Transaction Documents, and all amounts payable by the Credit Parties under the Transaction Documents will be determined as if such Investor had not sold such participation, except that each such participant shall be entitled to the benefit of Section 2.7, but, with respect to Section 2.7(e), only to the extent such participant delivers the tax forms such Investor is required to collect pursuant to Section 2.7(e) and then only to the extent of any amount to which such Investor would be entitled in the absence of any such grant or participation.

ARTICLE IX

MISCELLANEOUS

Section 9.1                       Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)                                  Each Credit Party hereby:  (i) irrevocably submits to the jurisdiction of the Court of Common Pleas of Allegheny County, Pennsylvania and to the jurisdiction of the United States District Court for the Western District of Pennsylvania for the purposes of any action or proceeding arising out of or relating to any of the Transaction Documents or the subject matter thereof and brought by any Investor; (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that (A) it is not personally subject to the jurisdiction of such courts, (B) the action or proceeding is brought in an inconvenient forum or (C) the venue of the action or proceeding is improper; and (iii) agrees that, notwithstanding any right or privilege it may possess at any time, such party and its assets are subject to suit on account of the obligations assumed by it hereunder.

(b)                                 Each Credit Party agrees that service in person or by certified or registered U.S. mail to its address set forth in Section 9.2 constitutes valid in personam service upon such Credit Party and its successors and assigns in any action or proceeding with respect to any matter as to which it has submitted to jurisdiction hereunder.

(c)                                  Notwithstanding the foregoing, the Investors may at their option bring any action or other proceeding arising out of or relating to the Transaction Documents or the subject matter thereof against any Credit Party or any of its assets in the courts of any jurisdiction or place where such Credit Party or its assets may be found or where such Credit Party may be subject to personal jurisdiction, and may effect service of process as provided under any applicable law.

(d)                                 THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER THEREOF AND BROUGHT BY ANY OTHER PARTY.

(e)                                  The Credit Parties (and, in the case of paragraph (d) above, the Investors) acknowledge that this is a commercial transaction, that the foregoing provisions for consent to jurisdiction, service of process and waiver of jury trial have been read, understood and voluntarily agreed to by them and that by agreeing to such provisions they are waiving important legal rights.  The obligations of the parties under this Section will survive any termination of this Agreement.

Section 9.2                       Notices.

All notices, consents, requests, demands and other communications required or permitted hereunder:  (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s); and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.  All such communications will be sent to the addresses or numbers set forth on Schedule 9.2, or to such other addresses or numbers as any party may inform the others by giving five (5) Business Days’ prior notice.

Section 9.3                       No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of any Investor, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4                       Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes; provided that all such representations and warranties shall terminate on the date upon which all Obligations have been paid in full.

Section 9.5                       Expenses; Indemnity and Waiver of Consequential Damages.

(a)                                  Costs and Expenses.  The Credit Parties will pay, or will reimburse the Investors for all reasonable and documented out-of-pocket expenses, including without limitation attorney’s fees for one outside counsel for all Investors and court costs, incurred by the Investors from time to time and which arise out of or relate to (i) the preparation, negotiation, execution or delivery of the Transaction Documents, (ii) any amendments, waivers or consents relating thereto and which are requested by any Credit Party or (iii) the Investors’ enforcement or preservation of their rights and remedies thereunder.  All such amounts are due and payable on the date specified in any invoice which the Credit Parties receive with respect thereto or, in the case of amounts to be reimbursed to an Investor, within five (5) Business Days after such Investor’s demand therefor.  The obligations of the Obligors under this Section will survive any termination of this Agreement.

(b)                                 Indemnification by Credit Parties.

(i)                                     Each of the Credit Parties hereby agrees, jointly and severally and without limitation as to time, to indemnify each Investor, and each director, officer, employee, counsel, agent or representative of such Investor (each such Person being called an “Indemnitee”), against, and hold it and them harmless from, to the fullest extent lawful, all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable and documented attorneys’ fees and court costs) (collectively, “Losses”) incurred by it or them and arising out of or in connection with the Transaction Documents or the transactions contemplated thereby, whether or not the transactions contemplated by this Agreement are consummated and whether or not any Indemnitee is a formal party to any proceeding; provided, that the Credit Parties will not be liable to any Indemnitee for any Losses to the extent that such Losses arose from (i) the gross negligence or willful misconduct of such Indemnitee or its Affiliates or any officers, directors, employees, agents or attorneys of the foregoing, in each case to the extent such officers, directors, employees, agents or attorneys of such Indemnitee or its Affiliates were acting at the direction of such Indemnitee or its Affiliates in connection with the actions giving rise to such claim for indemnity, (ii) has resulted from the material breach of such Indemnitee’s obligations under any Transaction Document or (iii) has resulted from disputes solely among the Indemnitees at a time when no Event of Default has occurred and is continuing.  All amounts owing under this Section shall be paid within thirty (30) days after written demand.

(ii)                                  If the indemnification provided for in this Section is unavailable to, or insufficient to hold harmless, any Indemnitee in respect of any Losses, then each Credit Party will contribute to the amount paid or payable by such Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of each Credit Party, on the one hand, and such Indemnitee, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations.  The parties agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) is entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(iii)                               Notwithstanding anything to the contrary contained herein, the foregoing indemnification provisions shall not relate to any Losses of any Indemnitee resulting from any Indemnitee’s direct or indirect equity ownership of any of the Credit Parties or any of their Subsidiaries.

(c)                                  Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Credit Parties shall assert, and each of the Credit Parties hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds of any sale thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

(d)                                 Survival.  The agreements contained in this Section shall survive the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

Section 9.6                       Joint and Several.

The obligations of the Credit Parties hereunder and under the other Transaction Documents are joint and several.

Section 9.7                       Creditor — Debtor Relationship.

The relationship between each Investor, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Investor has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Investors and the Credit Parties by virtue of, any Transaction Document or any transaction contemplated therein.

Section 9.8                       Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9                       Amendments.

This Agreement may be amended only by a writing signed by the Credit Parties on the one hand and by the Investors required by Section 8.1 on the other hand, and any such amendment will be effective only to the extent specifically set forth in such writing.

Section 9.10                Confidentiality.

Each of the Investors shall maintain in confidence in accordance with its customary procedures for handling confidential information, all information that the Credit Parties or any of their respective Subsidiaries, or any of their authorized representatives, furnishes to Investors (“Confidential Information”), other than any such Confidential Information that become generally available to the public other than as a result of a breach by the Investors of its obligations hereunder or that is or becomes available to the Investors from a source other than the Credit Parties or any of their respective Subsidiaries, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that the Investors shall in any event have the right to deliver copies of such documents, and to disclose such information to:

(a)                                  its directors, officers, trustees, partners, employees, agents, attorneys, professional consultants, portfolio management services and rating agencies;

(b)                                 any other Investor;

(c)                                  any Person to which such Investor offers to transfer any Note or any part thereof or interest therein (provided such Person agrees to keep such information confidential on the terms set forth in this Section 9.10);

(d)                                 any federal or state regulatory authority or examiner, or any insurance regulatory industry association, regulation or having jurisdiction over Investors; and

(e)                                  to any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process or information investigative demand, (iii) in connection with any litigation to which the Investors are a party, or (iv) in connection with the enforcement of the rights and remedies of the Investors under this Agreement and the other Transaction Documents at any time when an Event of Default shall have occurred and be continuing.

Notwithstanding anything to the contrary contained herein, this Section 9.10 shall survive the termination of this Agreement for up to two (2) years thereafter.

Section 9.11                Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.12                Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations.  Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt.  Subject to the terms of the Subordination Agreement, in the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Senior Administrative Agent under the Senior Credit Agreement or, after payment in full of the Senior Debt and termination in full of the commitments thereunder, to the Investors, or returned to the payee.

Section 9.13                Additional Subordinated Financing Opportunities.

(a)                                  If at any time any Credit Party desires to obtain subordinate debt financing, such Credit Party will give notice to the Investors of its desire to obtain such financing and its proposed terms.  The Investors (or any of them) will then have a reasonable opportunity to present to such Credit Party the terms, if any, upon which they are willing to provide financing to such Credit Party.  This Section 9.13 does not obligate the Credit Parties to consummate any such financing with the Investors (or any of them).

(b)                                 Notwithstanding any contrary provision of this Section, the Credit Parties’ ability to obtain any financing which is subject to this Section will remain subject to their compliance with (or the Investors’ waiver of) the applicable provisions of this Agreement.

Section 9.14                Miscellaneous.

This Agreement and the other Transaction Documents:  (a) except as otherwise provided in Section 8.2, may not be assigned, pledged or otherwise transferred, whether by operation of law or otherwise, without the prior consent of the Investors required by Section 8.1 on the one hand and the Credit Parties on the other hand; (b) may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument; (c) contain the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersede all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) are governed by, and will be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws rules; and (e) are binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.15                Press Releases and Related Matters.

The Credit Parties agree that they will not, and will not permit any of their Subsidiaries to, issue any press releases or other similar public disclosure using the name of the Sponsor, any Investor or their respective Affiliates, in each case, without the prior written consent of such Person (such consent not to be unreasonably withheld or delayed).  The Credit Parties consent to the publication by the any Investor of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

ARTICLE X

GUARANTY

Section 10.1                The Guaranty.

In order to induce the Investors to enter into this Agreement and to purchase the Notes hereunder and in recognition of the direct benefits to be received by the Guarantors from the sale of Notes hereunder, each of the Guarantors hereby agrees with the Investors as follows:  each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations.  If any or all of the indebtedness becomes due and payable hereunder or under any Note, each Guarantor unconditionally promises to pay such indebtedness to the Investors, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Investors in collecting any of the Obligations.  The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection.  The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Obligations, arising in connection with this Agreement or any other Transaction Document, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Transaction Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2                Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations of the Borrower to the Investors whether or not due or payable by the Borrower upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Obligations to the Investors, or their respective order, on demand, in lawful money of the United States.  Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to any Investor, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3                Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking of any other party, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Investor on the Obligations which such Investor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4                Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5                Authorization.

Each of the Guarantors authorizes each Investor without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, and (b) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

Section 10.6                Reliance.

It is not necessary for the Investors to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7                Waiver.

(a)                                  Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require any Investor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in any Investor’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations.  The Investors may exercise any right or remedy that any Investor may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full.  Each of the Guarantors waives any defense arising out of any such election by any of the Investors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)                                 Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that no Investor shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)                                  Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of any Investor against the Borrower or any other guarantor of the Obligations owing to the Investors (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which any Investor now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations until such time as the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full.

Section 10.8                Limitation on Enforcement.

The Investors agree that this Guaranty may be enforced only by the action of the Required Investors and that no Investor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by an Investor appointed by the Required Investors, for the benefit of the Investors under the terms of this Agreement.  The Investors further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9                Confirmation of Payment.

The Investors will, upon request after payment of the Obligations which are the subject of this Guaranty, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid, subject to the provisions of Section 10.2.

[Signature Pages Follow]

NOTE PURCHASE AGREEMENT

SALIENT FEDERAL SOLUTIONS, INC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

GUARANTORS:	SALIENT SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

SALIENT FEDERAL-SGIS, INC. (f/k/a Skillstorm, Inc.), a California corporation

By:
Name:
Title:

COMMAND INFORMATION, INC., a Delaware corporation

By:
Name:
Title:

DIGITAL FOCUS, INC. , a Delaware corporation

By:
Name:
Title:

[Signatures Continue on Following Pages]

NOTE PURCHASE AGREEMENT

SALIENT FEDERAL SOLUTIONS, INC.

ANVICOM, INC., a Maryland corporation

By:
Name:
Title:

ATS CORPORATION., a Delaware corporation

By:
Name:
Title:

ADVANCED TECHNOLOGY SYSTEMS, INC., a Virginia corporation

By:
Name:
Title:

[Signatures Continue on Following Pages]

NOTE PURCHASE AGREEMENT

SALIENT FEDERAL SOLUTIONS, INC.

INVESTOR:	PNC CAPITAL FINANCE, LLC

By: Its PNC Mezzanine Capital Division

By:
Name:
Title:

NOTE

THIS INSTRUMENT IS SUBJECT TO THE SUBORDINATION AND INTERCREDITOR AGREEMENT OF EVEN DATE HEREWITH AMONG PNC CAPITAL FINANCE, LLC AND CITIZENS BANK OF PENNSYLVANIA, AS ACKNOWLEDGED BY CERTAIN OBLIGOR PARTIES, WHICH, AMONG OTHER THINGS, CONTAINS PROVISIONS SUBORDINATING THE OBLIGATIONS OF THE MAKER OF THIS INSTRUMENT TO THE HOLDER HEREOF TO SUCH MAKER’S OBLIGATIONS TO THE HOLDERS OF THE SENIOR DEBT (AS DEFINED IN SAID AGREEMENT), TO WHICH PROVISIONS THE HOLDER OF THIS INSTRUMENT, BY ACCEPTANCE HEREOF, AGREES.

THE OFFER AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT THE CHIEF FINANCIAL OFFICER OF THE MAKER AT THE PRINCIPAL EXECUTIVE OFFICE OF THE MAKER WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

SENIOR SUBORDINATE PROMISSORY NOTE

$12,250,000	Pittsburgh, Pennsylvania

                       , 2012

FOR VALUE RECEIVED, the undersigned, SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation (the “Maker”), hereby promises to pay to the order of PNC CAPITAL FINANCE, LLC, a Delaware limited liability company, its successors and assigns (collectively, the “Holder”), the principal sum of TWELVE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS ($12,250,000.00), together with interest on the outstanding balance hereof at the rate specified herein.

1.             This Senior Subordinate Promissory Note (this “Note”) is one of the Notes referred to in, and is entitled to the benefits of, the Note Purchase Agreement dated as of even date herewith among the Holder, the Maker and certain other parties (as the same may be amended, the “Note Purchase Agreement”).  The Note Purchase Agreement contains provisions, among others, for the acceleration of the maturity hereof in certain circumstances.  All capitalized terms used herein and not otherwise defined will have the meanings assigned to such terms in the Note Purchase Agreement.

2.             The unpaid principal balance hereof will bear interest at the rate of 13.50% per annum, based on a year of 360 days and actual days elapsed.  Accrued interest on the unpaid principal balance hereof will be due and payable in arrears on July 1, 2012, and on the first day of each October, January, April and July thereafter (each an “Interest Payment Date”) and on the Maturity Date (defined below).  On each Interest Payment Date, 88.89% (viz., 12.00% of the 13.50%) of the accrued but unpaid interest will be payable in cash, and 11.11% (viz., 1.50% of the 13.50%) of the accrued but unpaid interest (“PIK Interest”) will be added to the unpaid principal balance hereof, whereupon such amount will bear interest at the rate per annum specified herein.  The Maker hereby agrees, upon the request of the Holder, to amend this Note or to execute a new note or notes to reflect any increase in the principal balance hereof resulting from the addition of the PIK Interest to principal (each such new Note being referred to as a “PIK Note”).

3.             The unpaid principal balance hereof, all accrued and unpaid interest due hereunder and any other amounts due from the Maker to the Holder hereunder will be due and payable on the date (the “Maturity Date”) which is the earliest to occur of (a) the effective date of the initial public offering of the Maker’s equity securities, (b) the date when the payment of this Note has been accelerated pursuant to Section 7.2 of the Note Purchase Agreement, (c) a Change of Control, (d) a sale of all or substantially all of the assets of the Maker or Parent or (e)                     , 2018(1).  Notwithstanding the foregoing:

If this Note is still outstanding on the first Interest Payment Date after the fifth anniversary of the date of issuance of this Note, then on such date and on each Interest Payment Date thereafter the Maker will prepay to the Holder a portion of the principal amount outstanding hereunder and under any PIK Notes (the amount of such payment being the “Principal Prepayment Amount”) such that the sum of the Principal Prepayment Amount plus the amount of interest due hereunder and under any PIK Notes on such Interest Payment Date is equal to the “AHYDO Amount”, which is defined as the excess of (i) the aggregate amount includible in gross income with respect to this Note and any PIK Notes (i.e., the amount of interest, including original issue discount, accrued with respect to this Note and any PIK Notes) from the date of issuance of this Note and any PIK Notes through and including each accrual period of this Note and any PIK Notes ending after the fifth year of the issuance of this Note (each an “Accrual Period”), determined as set forth in Section 163(i)(2)(A) of the Code, over (ii) the sum of (A) the product of the issue price of this Note and its annual yield to maturity (calculated as four times the quarterly yield to maturity), determined as set forth in Section 163(i)(2)(B)(ii) of the Code, plus (B) the aggregate amount of interest payments paid on this Note and any PIK Notes before the close of each such Accrual Period (excluding the Principal Prepayment Amount and current interest payable in such Accrual Period), determined as set forth in Section 163(i)(2)(B)(i) of the Code.

4.             If any payment of principal or interest is not paid on the date when due, then such overdue payment and the entire principal amount hereof will bear interest at the rate of 15.50% per annum until such default is cured (if capable of cure) or until all amounts due hereunder are

(1)  Date to be inserted is the date that is 78 months from the Closing Date.

paid in full, which interest is payable upon demand.  If any amount due under this Note is not paid when due, the Maker will pay to the Holder its reasonable attorneys’ fees and other reasonable costs of collection in accordance with Section 9.5(a) of the Note Purchase Agreement.

5.             Payments hereunder will be made in accordance with Section 2.4 of the Note Purchase Agreement.  Subject to the provisions of the next sentence, the Maker may prepay this Note in whole or in part at any time without penalty or premium.  Any prepayment of the Note made prior to the third anniversary of the date hereof (whether pursuant to this Section, by reason of an acceleration of this Note or otherwise) will be accompanied by a prepayment fee in the amount of (a) 3% of the amount prepaid, if made on or prior to the first anniversary of the date hereof, (b) 2% of the amount prepaid, if made after the first anniversary but on or prior to the second anniversary of the date hereof or (c) 1% of the amount prepaid, if made after the second anniversary but on or prior to the third anniversary of the date hereof.  Any partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.

6.             The Maker hereby: (a) waives presentment for payment, demand, notice of protest and all other notices (not expressly provided for in this Note or the Note Purchase Agreement) in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note; (b) agrees that its liability is unconditional without regard to the liability of any other party and will not be affected in any manner by any indulgence, extensions of time, renewal, waiver or modification granted or consented to by the Holder at any time; (c) consents to any and all indulgences, extensions of time, renewals, waivers or modifications granted or consented to by the Holder at any time; and (d) agrees that additional makers, endorsers, guarantors or sureties may become parties to this Note or the Note Purchase Agreement without notice to it and without affecting its liability under this Note.

7.             This Note:  (a) may be amended only by a writing signed by the Maker and the Holder; (b) may not be assigned or otherwise transferred, whether by operation of law or otherwise, (i) by the Marker without the prior consent of the Holder or (ii) by the Holder, except as permitted under Section 8.2 of the Note Purchase Agreement; (c) is governed by, and will be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to conflict of law rules; and (d) is binding upon the Maker and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns.

[Signature Page Follows]

SIGNATURE PAGE TO

SENIOR SUBORDINATE PROMISSORY NOTE

SALIENT FEDERAL SOLUTIONS, INC.

By:
Title: